Exhibit 10.2

Executed Copy

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 3, 2021 (the “First Amendment Effective Date”), is entered into by and among Rotech Healthcare Inc., a Delaware corporation (the “Borrower”), Rotech Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party hereto, the Lenders party hereto, and Truist Bank, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement (here and hereafter as defined below).

R E C I T A L S

WHEREAS, the Borrower, Holdings, the other Guarantors party thereto, the Lenders party thereto, and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement, dated as of December 17, 2020 (as amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement; and

WHEREAS, the Lenders have agreed to the requested amendments to the Credit Agreement, in each case, upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agree as follows:

A G R E E M E N T

1.       Introductory Paragraph and Recitals. The above introductory paragraph and recitals (including any terms defined therein) of this Amendment are incorporated herein by reference as if fully set forth in the body of this Amendment.

2.       Amendments to the Credit Agreement. In accordance with Section 11.2 (Waiver; Amendments) of the Credit Agreement, by act of the Lenders, the terms of the Credit Agreement (but not the Exhibits and/or Schedules thereto) are hereby amended and replaced in their entirety to read as set forth in the copy of the entire body of the Credit Agreement attached hereto as Annex I.

3.       Effectiveness; Conditions Precedent. This Amendment shall become effective as of the First Amendment Effective Date upon the satisfaction of each of the following conditions precedent:

(a)       Amendment. Receipt by the Administrative Agent of a counterpart of this Amendment duly executed by each of the Administrative Agent, each of the Lenders, the Borrower, Holdings, and the other Guarantors.

(b)       Fees and Expenses. Payment by the Borrower of all fees, expenses and other amounts due and payable on or prior to the First Amendment Effective Date, including reimbursement or payment of all out-of-pocket expenses (including, without limitation, reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document, and/or under any other agreement(s) with the Administrative Agent.

First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

4.       Miscellaneous.

(a)       This Amendment shall be deemed to be, and is, a Loan Document.

(b)       Effective as of the First Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.

(c)       Except as expressly modified by this Amendment, the Credit Agreement, the Loan Documents, and the obligations of each Loan Party thereunder and under the other Loan Documents are hereby ratified and confirmed and shall continue and remain in full force and effect according to their respective terms.

(d)       Each of the Loan Parties: (i) acknowledges and consents to all of the terms and conditions of this Amendment; (ii) agrees that this Amendment, and all documents executed in connection herewith, do not operate to reduce or discharge any of its obligations under the Credit Agreement or the other Loan Documents, or any certificates, documents, agreements and/or instruments executed in connection herewith or therewith; (iii) affirms all of its respective obligations under the Loan Documents; (iv) agrees that this Amendment shall in no manner impair, or otherwise adversely affect, any of the Liens granted in, or pursuant to, any of the Loan Documents; and (v) affirms that each of the Liens granted in, or pursuant to, any of the Loan Documents is valid and subsisting.

(e)       Each of the Loan Parties hereby represents and warrants to the Administrative Agent and each of the Lenders as follows:

(i)       such Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Amendment;

(ii)       this Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s legal, valid and binding obligations, enforceable in accordance with its terms;

(iii)       no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Amendment;

(iv)       all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) as of such earlier date; and

(v)       no Default or Event of Default exists.

(f)       This Amendment may be executed by one (1) or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts, taken together, shall be deemed to constitute one (1) and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by any other electronic imaging means (including in “.pdf” form), shall be effective as delivery of a manually executed counterpart of this Amendment.

(g)       THIS AMENDMENT, AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AMENDMENT, AND/OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

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5.       Reaffirmation of Obligations. Each of the Loan Parties: (a) acknowledges and consents to all of the terms and conditions of this Amendment; (b) affirms all of its obligations under the Loan Documents (as amended by this Amendment); and (c) agrees that this Amendment, and all documents, agreements and instruments executed in connection with this Amendment, do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents (except to the extent that such obligations are expressly modified pursuant to this Amendment).

6.       Reaffirmation of Security Interests. Each of the Loan Parties: (a) affirms that each of the Liens granted in, or pursuant to, any of the Loan Documents is valid and subsisting; and (b) agrees that this Amendment, and all documents, agreements and instruments executed in connection with this Amendment, do not, in any manner, impair, or otherwise adversely affect, any of the Liens granted in, or pursuant to, any of the Loan Documents.

7.       No Other Changes. Except as expressly modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:	ROTECH HEALTHCARE INC.,
a Delaware corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

GUARANTORS:	ROTECH INTERMEDIATE HOLDINGS LLC,
a Delaware limited liability company

A–1 MEDICAL EQUIPMENT, INC.,
a Florida corporation

ACADIA HOME CARE,
a Maine corporation

ALLIED MEDICAL SUPPLY, INC.,
an Arizona corporation

ALWAYS MEDICAL EQUIPMENT, INC.,
a Florida corporation

ANDY BOYD’S INHOME MEDICAL, INC., WEST,
a West Virginia corporation

ANDY BOYD’S INHOME MEDICAL/INHOME MEDICAL INC., a West Virginia corporation

ANNISTON HEALTH & SICKROOM SUPPLIES, INC.,
an Alabama corporation

BERKELEY MEDICAL EQUIPMENT, INC.,
a Florida corporation

BETA MEDICAL EQUIPMENT, INC.,
a Florida corporation

BIORESOLUTIONS, LLC,
a Nevada limited liability company

CAMBRIA MEDICAL SUPPLY, INC.,
a Florida corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

CAMDEN MEDICAL SUPPLY, INC.,
a Florida corporation

CARE MEDICAL SUPPLIES, INC.,
an Illinois corporation

CENTENNIAL MEDICAL EQUIPMENT, INC.,
a Florida corporation

COMMUNITY HOME OXYGEN, INC.,
a Montana corporation

CONTOUR MEDICAL SUPPLY, INC.,
a Florida corporation

CORLEY HOME HEALTH CARE, INC.,
a Georgia corporation

CPO 2, INC.,
a Pennsylvania corporation

DANIEL MEDICAL SYSTEMS, INC.,
an Oklahoma corporation

DISTINCT HOME HEALTH CARE, INC.,
a Florida corporation

DON PAUL RESPIRATORY SERVICES, INC.,
a Colorado corporation

DUMED, INC.,
an Iowa corporation

EAST TENNESSEE INFUSION & RESPIRATORY, INC.,
a Florida corporation

ELLIS COUNTY HOME MEDICAL EQUIPMENT, LLC,
a Texas limited liability company

ENCORE HOME HEALTH CARE, INC.,
a Florida corporation

EXCEL MEDICAL OF FORT DODGE, INC.,
an Iowa corporation

EXCEL MEDICAL OF MARSHALLTOWN, INC.,
an Iowa corporation

FIRSTCARE, INC.,
a Kansas corporation

FISCHER MEDICAL EQUIPMENT, INC.,
an Idaho corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

FOUR RIVERS HOME HEALTH CARE, INC.,
a Missouri corporation

G&G MEDICAL, INC.,
a Colorado corporation

GATE CITY MEDICAL EQUIPMENT, INC.,
a Florida corporation

GEORGIA MEDICAL RESOURCES, INC.,
a Georgia corporation

GLADWIN AREA HOME CARE, INC.,
a Michigan corporation

GRIFFIN HOME HEALTH CARE, INC.,
a North Carolina corporation

HAMILTON MEDICAL EQUIPMENT SERVICE, INC.,
an Iowa corporation

HEALTH CARE SERVICES OF MISSISSIPPI, INCORPORATED, a Florida corporation

HOLLAND MEDICAL SERVICES, INC.,
a Florida corporation

HOME CARE OXYGEN SERVICE, INC.,
a Minnesota corporation

HOME MEDICAL SYSTEMS, INC.,
a South Carolina corporation

IHS ACQUISITION XXVII, INC.,
a Delaware corporation

INTEGRATED HEALTH SERVICES AT JEFFERSON HOSPITAL, INC., a Delaware corporation

INTENSIVE HOME CARE SERVICES, INC.,
a Texas corporation

IOTA MEDICAL EQUIPMENT, INC.,
a Florida corporation

LOVEJOY MEDICAL, INC.,
a Kentucky corporation

MAJOR MEDICAL SUPPLY, INC.,
a Texas corporation

MED, INC.,
a Virginia corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

MEDCO PROFESSIONAL SERVICES, CORP.,
a Colorado corporation

MEDCORP INTERNATIONAL, INC.,
an Arizona corporation

MEDIC-AIRE MEDICAL EQUIPMENT, INC.,
a Florida corporation

MEDICAL ELECTRO-THERAPEUTICS, INC.,
a Florida corporation

MEDICARE RENTAL SUPPLY, INC.,
a West Virginia corporation

MEDICAL TECHNOLOGY OF LOUISIANA, L.L.C.,
a Louisiana limited liability company

MICHIGAN MEDICAL SUPPLY, INC.,
a Michigan corporation

NEIGHBORCARE HOME MEDICAL EQUIPMENT, LLC, a Pennsylvania limited liability company

NEIGHBORCARE HOME MEDICAL EQUIPMENT OF MARYLAND, LLC, a Maryland limited liability company

NEUMANN’S HOME MEDICAL EQUIPMENT, INC.,
an Illinois corporation

NIGHTINGALE HOME HEALTH CARE, INC.,
a Florida corporation

NORTH CENTRAL WASHINGTON RESPIRATORY CARE SERVICES, INC., a Washington corporation

NORTHEAST MEDICAL EQUIPMENT, INC.,
a Florida corporation

NORTHWEST HOME MEDICAL, INC.,
an Idaho corporation

OXYGEN OF OKLAHOMA, INC.,
an Oklahoma corporation

OXYGEN PLUS MEDICAL EQUIPMENT, INC.,
a Florida corporation

OXYGEN PLUS, INC.,
a Colorado corporation

OXYGEN THERAPY ASSOCIATES, INC.,
a Texas corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

PETERSON’S HOME CARE, INC.,
a California corporation

PHI MEDICAL EQUIPMENT, INC.,
a Florida corporation

PIONEER MEDICAL SERVICES, INC.,
a West Virginia corporation

PREFERENTIAL HOME HEALTH CARE, INC.,
a Florida corporation

PRINCIPAL MEDICAL EQUIPMENT, INC.,
a Florida corporation

PROFESSIONAL BREATHING ASSOCIATES, INC.,
a Michigan corporation

PROFESSIONAL RESPIRATORY HOME HEALTHCARE, INC., a Florida corporation

PSI HEALTH CARE, INC.,
a South Dakota corporation

QUALITY HOME HEALTH CARE, INC.,
a Florida corporation

R.C.P.S., INC.,
a California corporation

REGENCY MEDICAL EQUIPMENT, INC.,
a Florida corporation

RESP-A-CARE, INC.,
a Kentucky corporation

RESPIRACARE MEDICAL EQUIPMENT, INC.,
a Florida corporation

RESPIRATORY MEDICAL EQUIPMENT OF GA., INC.,
a Florida corporation

RESPITECH HOME HEALTH CARE, INC.,
a Wyoming corporation

RESPONSIVE HOME HEALTH CARE, INC.,
a Florida corporation

RHEMA, INC.,
a Texas corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

RITT MEDICAL GROUP, INC.,
an Arizona corporation

RN HOME CARE MEDICAL EQUIPMENT COMPANY, INC., a Florida corporation

ROSWELL HOME MEDICAL, INC.,
a Florida corporation

ROTECH EMPLOYEE BENEFITS CORPORATION,
a Florida corporation

ROTECH HOME MEDICAL CARE, INC.,
a Florida corporation

ROTECH OXYGEN AND MEDICAL EQUIPMENT, INC., a Florida corporation

ROTH MEDICAL, INC.,
a Colorado corporation

ROTHERT’S HOSPITAL EQUIPMENT, INC.,
a Kentucky corporation

SAMPSON CONVALESCENT MEDICAL SUPPLY, INC., a North Carolina corporation

SELECT HOME HEALTH CARE, INC.,
a Florida corporation

SHOPROTECH, INC.,
a Florida corporation

SIGMA MEDICAL EQUIPMENT, INC.,
a Florida corporation

SOUTHEASTERN HOME HEALTH, INC.,
a Florida corporation

SUN MEDICAL SUPPLY, INC.,
a North Carolina corporation

SUNSHINE HOME HEALTH CARE, INC.,
a Florida corporation

THE KILROY COMPANY,
a North Carolina corporation

THETA HOME HEALTH CARE, INC.,
a Florida corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

TUPELO HOME HEALTH, INC.,
a Florida corporation

VALLEY MEDICAL EQUIPMENT, INC.,
a Utah corporation

VALUE CARE, INC.,
a Florida corporation

VITALCARE HEALTH SERVICES, INC.,
a Florida corporation

WHITE’S MEDICAL RENTALS, INC.,
a South Carolina corporation

ZETA HOME HEALTH CARE, INC.,
a Florida corporation

By:	/s/ Thomas J. Koenig
Name:	Thomas J. Koenig
Title:	Chief Financial Officer

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

ADMINISTRATIVE AGENT:	TRUIST BANK,
as Administrative Agent

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

LENDERS:	TRUIST Bank,
as a Lender, as Issuing Bank and as Swingline Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

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Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Regions Bank,
as a Lender

By:	/s/ Ned Spitzer
Name:	Ned Spitzer
Title:	Managing Director

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Fifth third bank, national association
as a Lender

By:	/s/ David Austin
Name:	David Austin
Title:	Senior Vice President

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

citizens bank, N.A.,
as a Lender

By:	/s/ Brent Fieser
Name:	Brent Fieser
Title:	Director

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Hancock whitney bank,
as a Lender

By:	/s/ Joe E. Bingham Jr.
Name:	Joe E. Bingham Jr.
Title:	Vice President

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Woodforest National bank,
as a Lender

By:	/s/ Tony Sasso
Name:	Tony Sasso
Title:	Vice President

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

bankunited, n.a,
as a Lender

By:	/s/ Joseph Disani
Name:	Joseph Disani
Title:	SVP

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

United Community bank d/b/a seaside bank and trust
as a Lender

By:	/s/ Eric Waldron
Name:	Eric Waldron
Title:	Client Advisor

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

synovus bank,
as a Lender

By:	/s/ Michael Sawicki
Name:	Michael Sawicki
Title:	Director, Corporate Banking

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Manuafactures and traders trust company,
as a Lender

By:	/s/ Peter Schatz
Name:	Peter Schatz
Title:	Vice President

Signature Page to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

ANNEX I

Body of Credit Agreement

See attached.

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Annex I to First Amendment to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

ANNEX I

CUSIP: 77867BAM7

ACQUISITION REVOLVER: 77867BAP04

WORKING CAPITAL REVOLVER: 77867BAN5

TERM LOAN A: 77867BAQ8

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 17, 2020

by and among

ROTECH HEALTHCARE INC.,

as the Borrower

ROTECH INTERMEDIATE HOLDINGS LLC,

as Holdings

HOLDINGS AND CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Documentation Agent,

CITIZENS BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

and

REGIONS BANK,

as Co-Syndication Agents,

and

TRUIST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

TRUIST SECURITIES, INC.,

Cover Page to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

CITIZENS BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

and

REGIONS BANK,

as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

Table of Contents to Second Amended and Restated Credit Agreement (Rotech Healthcare, Inc.)

Schedules

Schedule I	–	Commitment Amounts
Schedule 4.15	–	Subsidiaries
Schedule 4.17–1	–	Locations of Real Property
Schedule 4.17–2	–	Locations of Chief Executive Office, Taxpayer Identification Number, Etc.
Schedule 4.17–3	–	Changes in Legal Name, State of Formation and Structure
Schedule 4.18	–	Material Agreements
Schedule 5.11(d)	–	Landlord Consent Locations
Schedule 7.1–1	–	Outstanding Indebtedness
Schedule 7.1–2	–	PMC Agreement
Schedule 7.2	–	Existing Liens
Schedule 7.3	–	Permitted Excluded Subsidiaries
Schedule 7.4	–	Existing Investments

Exhibits

Exhibit 2.3	–	[Form of] Notice of Revolving Borrowing
Exhibit 2.4	–	[Form of] Notice of Swingline Borrowing
Exhibit 2.7	–	[Form of] Notice of Conversion / Continuation
Exhibit 2.10	–	[Form of] Note
Exhibits 2.20 (1–4)	–	[Forms of] U.S. Tax Compliance Certificates
Exhibit 5.1	–	[Form of] Compliance Certificate
Exhibit 5.10	–	[Form of] Guarantor Joinder Agreement
Exhibit 11.4–1	–	[Form of] Assignment and Acceptance
Exhibit 11.4–2	–	[Form of] Affiliated Lender Assignment and Acceptance

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2020, by and among ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), Rotech Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), the other Guarantors (defined herein), the Lenders (defined herein), and TRUIST BANK, in its capacities as Administrative Agent, Swingline Lender and Issuing Bank.

W I T N E S S E T H:

WHEREAS, the Borrower and the Guarantors are party to that certain Amended and Restated Credit Agreement, dated as of October 24, 2019, (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of May 8, 2020, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of June 22, 2020, and as further amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Truist Bank (as successor by merger to SunTrust Bank), as Administrative Agent, Swingline Lender and Issuing Bank, pursuant to which the Lenders from time to time party thereto provided Three-Hundred Fifteen Million Dollars ($315,000,000) in senior secured credit facilities in favor of the Borrower, comprised of: (a) a Fifteen Million Dollar ($15,000,000) senior secured working capital revolving credit facility (including a letter of credit sub-facility and a swingline sub-facility); (b) a Fifty Million Dollar ($50,000,000) senior secured acquisition revolving credit facility (subject to amortization as provided therein); and (c) a senior secured term loan in an initial aggregate principal amount of Two-Hundred Fifty Million Dollars ($250,000,000), with the ability (subject to the terms and conditions provided therein) to incur up to Fifty Million Dollars ($50,000,000) of additional revolving commitments and/or term loan indebtedness; and

WHEREAS, the Borrower has requested that the Lenders provide Four-Hundred Twenty-Five Million Dollars ($425,000,000) in senior secured credit facilities in favor of the Borrower, to be comprised of: (a) a Fifteen Million Dollar ($15,000,000) senior secured working capital revolving credit facility (including a letter of credit sub-facility and a swingline sub-facility); (b) a Seventy-Five Million Dollar ($75,000,000) senior secured acquisition revolving credit facility (subject to amortization as provided herein); and (c) a senior secured term loan in an initial aggregate principal amount of Three-Hundred Thirty-Five Million Dollars ($335,000,000), with the ability (subject to the terms and conditions set forth herein) to incur up to Fifty Million Dollars ($50,000,000) of additional revolving commitments and/or term loan indebtedness; and

WHEREAS, the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Bank have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, Holdings, the other Guarantors, the Lenders, the Administrative Agent, the Swingline Lender, and the Issuing Bank each hereby agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1               Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accurate Applicable Margin” shall have the meaning set forth in the definition of “Applicable Margin”.

“Acquired Business” shall mean the entity or assets acquired by the Borrower or any Subsidiary in an Acquisition on or after the date hereof.

“Acquired Indebtedness” shall have the meaning set forth in Section 7.1(j).

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Subsidiaries in any other Person, pursuant to which such Person shall become a Subsidiary or shall be merged with the Borrower or any of its Subsidiaries, or (b) any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person (other than a Subsidiary) that constitute all, or a substantial portion, of the assets of such Person or a division or business unit of such Person.

“Acquisition Revolver Availability Period” shall mean the period from, and including, the first (1st) Business Day after the Effective Date to, but excluding, the Acquisition Revolving Commitment Termination Date.

“Acquisition Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Acquisition Revolving Loans to the Borrower in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, or, in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Acquisition Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case, as such commitment may subsequently be increased or decreased pursuant to the terms hereof. The aggregate principal amount of all Lenders’ Acquisition Revolving Commitments as of the Effective Date is Seventy-Five Million Dollars ($75,000,000).

“Acquisition Revolving Commitment Termination Date” shall mean the earlier of: (a) December 17, 2022; (b) the Acquisition Revolving Commitment Utilization Date; and (c) the date on which the Acquisition Revolving Commitment is terminated pursuant to Section 2.8 or 8.1.

“Acquisition Revolving Commitment Utilization Date” shall mean the date on which the Acquisition Revolving Commitments are first fully drawn.

“Acquisition Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Acquisition Revolving Loans.

“Acquisition Revolving Loan” shall mean a loan made by a Lender to the Borrower under its Acquisition Revolving Commitment, which may either be a Base Rate Loan, a LIBOR Index Rate Loan or a Eurodollar Loan.

“Additional Lender” shall have the meaning set forth in Section 2.23(c).

“Adjusted LIBOR” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page “LIBOR 01” (or, if such service is not available, on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period, with a maturity comparable to such Interest Period, divided by (b) a percentage equal to one hundred percent (100.0%) minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves, and without benefit of credits for proration, exceptions or offsets that may be available from time to time), expressed as a decimal (rounded upward to the next 1/100th of 1.0%), applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). Notwithstanding anything to the contrary in the foregoing of this definition, in the event that the rate determined pursuant to clause (a) of this definition is less than zero (0), such rate shall be deemed to be zero (0) for all purposes of this Agreement and the other Loan Documents.

“Administrative Agent” shall mean Truist Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to: (a) vote ten percent (10.0%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person; or (b) direct, or cause the direction of, the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Affiliated Lender” shall mean a Lender that is a Rotech Affiliate (excluding Holdings, the Borrower and its Subsidiaries).

“Affiliated Lender Assignment and Assumption” shall mean an Affiliated Lender Assignment and Acceptance, substantially in the form of Exhibit 11.4–2.

“Agent Parties” has the meaning set forth in Section 11.01(b).

“Aggregate Acquisition Revolving Commitments” shall mean the Acquisition Revolving Commitments of all the Lenders at any time outstanding. On the Effective Date, the amount of the Aggregate Acquisition Revolving Commitments is Seventy-Five Million Dollars ($75,000,000).

“Aggregate Revolving Commitments” shall mean the Aggregate Acquisition Revolving Commitments and the Aggregate Working Capital Revolving Commitments. On the Effective Date, the amount of the Aggregate Revolving Commitments is Ninety Million Dollars ($90,000,000).

“Aggregate Working Capital Revolving Commitments” shall mean the Working Capital Revolving Commitments of all the Lenders at any time outstanding. On the Effective Date, the amount of the Aggregate Working Capital Revolving Commitments is Fifteen Million Dollars ($15,000,000).

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof (without giving effect to any underlying fluctuations in the underlying base rate), whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar or Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness, provided, that: (i) original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and (ii) “All-In Yield” shall not include customary arrangement fees, structuring fees, commitment fees, underwriting fees, amendment fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not paid generally to all lenders of such Indebtedness.

“Anti-Assignment Laws” shall have the meaning set forth in Section 11.18.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning, or relating to, bribery or corruption.

“Applicable Cure Fiscal Period” shall have the meaning set forth in Section 8.3.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on any date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Consolidated Net Leverage Ratio in effect on such date as set forth in the table below; provided, that, (i) a change in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall be effective as of the second (2nd) Business Day after which the Borrower delivers each of (A) the financial statements required by Section 5.1(a) and 5.1(b), and (B) the Compliance Certificate required by Section 5.1(c), and (ii) if, at any time, the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level III as set forth in the table below until the second (2nd) Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding anything to the contrary in the foregoing, the Applicable Margin from the Effective Date until the second (2nd) Business Day after which the financial statements and Compliance Certificate for the Fiscal Year ending December 31, 2020 are required to be delivered shall be at Level III as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then: (1) the Borrower shall promptly (after knowledge thereof) deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period; (2) the Applicable Margin shall be adjusted such that, after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period; and (3) the Borrower shall promptly (but in any event within two (2) Business Days after delivery of the financial statements or Compliance Certificate described in clause (1) above) pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Net Leverage Ratio	Eurodollar Loans, LIBOR Index Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.00:1.00	2.25%	1.25%	0.30%

II	≥1.00:1.00, but < 2.00:1.00	2.75%	1.75%	0.40%

III	≥2.00:1.00, but < 3.00:1.00	3.25%	2.25%	0.40%

IV	≥ 3.00:1.00	3.75%	2.75%	0.40%

The “Applicable Margin” for any Incremental Term Loan shall be the percentage per annum provided in the definitive documentation for such Incremental Term Loan.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arrangers” shall mean Truist Securities, Citizens Bank, Fifth Third Bank, National Association, and Regions Bank, each in its capacity as a joint lead arranger and a joint book runner.

“Asset Sale” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding: (a) the sale or other disposition of inventory in the ordinary course of business; (b) the sale or disposition for fair market value of obsolete or worn out property, or other property not necessary for operations of the Borrower and its Subsidiaries, disposed of in the ordinary course of business; (c) the disposition of property (including the cancellation of Indebtedness permitted by Section 7.4(d)) to the Borrower or any Subsidiary, provided, that, if the transferor of such property is a Loan Party, then the transferee thereof must be a Loan Party; (d) the write-off, discount, sale or other disposition (not including any factoring agreements used for financing) of accounts receivable and similar obligations in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others in the ordinary course of business, or not interfering in any material respect with the business of the Borrower or any Subsidiary; (f) the sale or disposition of cash or Cash Equivalents for fair market value in the ordinary course of business; (g) the disposition of shares of Capital Stock of any Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law; (h) the licensing or sublicensing of intellectual property or other General Intangibles, and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business and not interfering in any material respect with the business of Holdings or any Subsidiary; and (i) to the extent constituting a sale, transfer, license, lease or other disposition, (A) any Restricted Payment to the extent that it is permitted to be made, and is made, under Section 7.5, (B) any Investment, to the extent it is permitted to be made, and is made, under to Section 7.4, and (C) the granting of Liens to the extent permitted under Section 7.2.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit 11.4–1 attached hereto or any other form approved by the Administrative Agent.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, including the notes thereto.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or any payment period for interest calculated with reference to such Benchmark, as the case may be, that is, or may be, used for determining the length of an Interest Period pursuant to this Agreement as of such date, but excluding, in any event and for the avoidance of doubt, any tenor for such Benchmark that is removed as of such date from the definition of “Interest Period” in accordance with Section 2.16(f).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party or any Subsidiary to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that: (a) (i) at the time it provides any Bank Products to any Loan Party, is a Lender or an Affiliate of a Lender, or (ii) has provided any Bank Products to any Loan Party that exist on the Effective Date, and such Person is a Lender or an Affiliate of a Lender on the Effective Date; and (b) except when the Bank Product Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent, which has been acknowledged by the Borrower, of the existence of such Bank Product. In no event shall any Bank Product Provider, acting in such capacity, be deemed a Lender for purposes hereof to the extent of and as to Bank Products, except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider, and in no event shall the approval of any such person, in its capacity as Bank Product Provider, be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts; and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended and in effect from time to time.

“Bankruptcy Proceedings” shall have the meaning set forth in Section 11.19.

“Base Rate” shall mean the highest of: (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time; (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum; and (c) the One Month LIBOR Index Rate plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Notwithstanding anything to the contrary in the foregoing of this definition, in the event that the Base Rate is less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Benchmark” shall mean, initially as of the Effective Date, Adjusted LIBOR and/or the One Month LIBOR Index Rate (as the context may require); provided, that, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as the case may be, together with its related Benchmark Replacement Date, have occurred with respect to Adjusted LIBOR, the One Month LIBOR Index Rate or the then-current Benchmark, then “Benchmark” shall thereafter mean the applicable Benchmark Replacement, to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b) or Section 2.16(c), as the case may be.

“Benchmark Replacement” shall mean, for any Available Tenor, the first (1st) alternative set forth in the alphabetic order immediately below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)       the sum of (i) Term SOFR, plus (ii) the related Benchmark Replacement Adjustment; provided, that, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such Unadjusted Benchmark Replacement from time to time as selected by the Administrative Agent in its reasonable discretion;

(b)       the sum of: (i) Daily Simple SOFR; plus (ii) the related Benchmark Replacement Adjustment; or

(c)       the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate, or the mechanism for determining such a replacement rate, by the Relevant Governmental Body, and (B) any evolving, or then-prevailing, market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time; and (ii) the related Benchmark Replacement Adjustment.

provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document, (A) upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to, and shall be deemed to be and equal, the sum of (I) Term SOFR, plus (II) the related Benchmark Adjustment, as set forth in the foregoing clause (a) of this definition of “Benchmark Replacement”; and (B) in the event that the Benchmark Replacement as so determined in accordance with the foregoing clauses (a), (b) or (c), as the case may be, would be less than the zero percent (0.00%), then the Benchmark Replacement shall be deemed to be and equal zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)       for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement” above, the first (1st) alternative set forth in the roman numerical order immediately below that can be determined by the Administrative Agent:

(i)       the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or equal to zero), as of the Reference Time at which such Benchmark Replacement is initially set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or

(ii)       the spread adjustment (which may be a positive or negative value or equal to zero) as of the Reference Time at which such Benchmark Replacement is initially set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor;

provided, that, such Benchmark Replacement Adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion; and

(b)       for purposes of clause (c) of the definition of “Benchmark Replacement” above, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or equal to zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor, giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date; or (ii) any evolving, or then-prevailing, market convention for determining a spread adjustment, or a method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative and/or operational change(s) (including, without limitation, any change(s) to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Adjusted LIBOR”, the definition of “Interest Period”, the definition of “One Month LIBOR Index Rate”, the timing and frequency of determining rates and making payments of interest, the timing of delivery of Notices of Borrowings, notices of prepayments and/or commitment reductions and/or Notices of Conversion / Continuation, the length of lookback periods, the applicability of breakage provisions, and/or other technical, administrative or operational matters) that the Administrative Agent determines (in consultation with the Borrower) may be appropriate to reflect the adoption and/or implementation of such Benchmark Replacement, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that (i) the adoption and/or implementation of, or of any portion of, such market practice is not administratively feasible, or (ii) no market practice for the administration of such Benchmark Replacement exists, then, in each case of the foregoing clauses (i) and (ii), permit the administration thereof by the Administrative Agent in such other manner as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to the then-current Benchmark, the earliest to occur of the following events:

(a)        in the case of the occurrence of any event(s) described in clauses (a) or (b) of the definition of “Benchmark Transition Event” below, the later to occur of: (i) the date of the public statement or publication of information, as applicable, referred to in such clause (a) or (b), as applicable; and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)        in the case of the occurrence of any event(s) described in clause (c) of the definition of “Benchmark Transition Event” below, the date of the public statement or publication of information, as applicable, referred to in such clause (c);

(c)       in the case of the occurrence of a Term SOFR Transition Event, the date that is thirty (30) calendar days after the date on which a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.16(c); or

(d)        in the case of the occurrence of an Early Opt-in Election, the date that is six (6) Business Days after the date on which notice of such Early Opt-in Election is first provided to the Lenders, so long as the Administrative Agent shall not have received, by 5:00 P.M. (Eastern time) on the date that is five (5) Business Days after the date on which notice of such Early Opt-in Election is first provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders at such time.

For the avoidance of doubt: (A) if the event(s) giving rise to the occurrence of a Benchmark Replacement Date occur on the same calendar day as, but earlier in time than, the Reference Time in respect of any determination, then the Benchmark Replacement Date will be deemed to have occurred prior to such Reference Time for purposes of such determination; and (B) in any such case of occurrence of the foregoing clauses (a) or (b) of this definition of “Benchmark Replacement Date”, the Benchmark Replacement Date will be deemed to have occurred, with respect to any Benchmark, upon the occurrence of the applicable event(s) set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark, the occurrence of one (1) or more of the following events:

(a)       a public statement or publication of information by, or on behalf of, the administrator of such Benchmark (or the published component used in the calculation thereof), in either case, announcing that such administrator has ceased, or will in the future cease, to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, no successor administrator has been identified that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof), or a court or other Person with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in any such case, which states that the administrator of such Benchmark (or such component thereof) has ceased, or will in the future cease, to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, no successor administrator has been identified that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” shall be deemed to have occurred, with respect to any Benchmark, if a public statement or publication of information as described above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any): (i) beginning at the time that a Benchmark Replacement Date has occurred pursuant to clauses (a) or (b) of the definition of “Benchmark Replacement Date” above if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.16; and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §–1010.230.

“Benefit Plan” shall mean any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Code; or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k) of such party.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Materials” shall have the meaning set forth in Section 5.1.

“Borrowing” shall mean a borrowing consisting of: (a) Loans of the same Class and Type, made, converted or continued on the same date, and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; or (b) a Swingline Loan.

“BP Gamma Acquisition” shall mean that certain acquisition of one-hundred percent (100.0%) of the Capital Stock in Gamma Holdings, LLC, a Delaware limited liability company, and/or Nettie D., LLC, a Delaware limited liability company, by the Borrower during the Fiscal Quarter ending June 30, 2021 for aggregate cash and/or non-cash consideration not in excess of Twenty-One Million Dollars ($21,000,000).

“Business Day” shall mean any day other than: (a) a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by Law to close; and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a LIBOR Index Rate Loan, or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11–1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Cash Equivalents” shall mean:

(a)                direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;

(b)                commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c)                certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above.

“CFC” shall have the meaning set forth in the definition of “Excluded Subsidiary”.

“CHAMPUS” shall mean, collectively, the Civilian Health and Medical Program of the Uniformed Services, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, which is now known as TRICARE, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including, without limitation: (a) all Federal statutes (whether set forth in 10 U.S.C. §§1071–1107 or elsewhere) affecting such program; and (b) all rules, regulations (including 32 C.F.R. §§199.1–199.22), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to, or in connection with, such program (whether or not having the force of law), in each case as the same may be amended, supplemented, interpreted and/or otherwise modified from time to time.

“CHAMPVA” shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including, without limitation: (a) all Federal statutes (whether set forth in 38 U.S.C. §–1713 or elsewhere) affecting such program; (b) to the extent applicable to CHAMPVA, the CHAMPUS regulations; and (c) all rules, regulations (including 38 C.F.R. §§ 17.270–17.278), manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to, or in connection with, such program (whether or not having the force of law), in each case as the same may be amended, supplemented, interpreted and/or otherwise modified from time to time.

“Change in Control” shall mean the occurrence of one (1) or more of the following events:

(a)       at any time prior to the occurrence of a Qualifying IPO, the Specified Shareholders shall cease to: (i) own and control, of record and beneficially, directly or indirectly, greater than fifty percent (50.0%) of the Capital Stock in the Ultimate Parent entitled to vote; or (ii) have the ability to elect (either through ownership or voting rights) a majority of the board of directors of the Ultimate Parent; or

(b)       at any time after the occurrence of a Qualifying IPO: (i) any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act, but excluding the Specified Shareholders and any employee benefit plan of any such Person or any of its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d–3 and 13d–5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35.0%) or more of the Capital Stock in the Ultimate Parent entitled to vote for members of the board of directors or managers (or equivalent governing body) of the Ultimate Parent on a fully diluted basis (and taking into account all such securities that any such person or group has the right to acquire pursuant to any option right); or (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or managers (or equivalent governing body), as applicable, of the Ultimate Parent cease to be composed of individuals who are Continuing Directors; or

(c)       the Ultimate Parent shall cease to: (i) own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of the outstanding Capital Stock in Holdings on a fully diluted basis; or (ii) have the ability to elect (either through ownership or voting rights) a majority of the board of directors of Holdings; or

(d)       Holdings shall cease to: (i) own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of the outstanding Capital Stock in the Borrower on a fully diluted basis; or (ii) have the ability to elect (either through ownership or voting rights) a majority of the board of directors of the Borrower; or

(e)       the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of the outstanding Capital Stock in each of its Subsidiaries, except pursuant to a transaction expressly permitted hereunder.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Charges” has the meaning set forth in Section 11.12.

“Claim” shall have the meaning set forth in Section 11.19.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Acquisition Revolving Loans, Working Capital Revolving Loans, Swingline Loans, the Term Loan A, or any Incremental Term Loan, and, when used in reference to any Commitment, refers to whether such Commitment is an Acquisition Revolving Commitment, a Working Capital Revolving Commitment, a Swingline Commitment, a Term Loan A Commitment, or an Incremental Term Loan Commitment.

“CMS” shall mean the Centers for Medicare & Medicaid Services, the federal agency responsible for administering Medicare, Medicaid, SCHIP (State Children’s Health Insurance Program) and other federal health-related programs, or any Person succeeding to any of its functions.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to, and in accordance with, the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.

“Commitment” shall mean, as to each Lender, the Acquisition Revolving Commitment of such Lender, the Working Capital Revolving Commitment of such Lender, the Swingline Commitment of such Lender, the Term Loan A Commitment of such Lender, and/or the Incremental Term Loan Commitment of such Lender, or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §–1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 11.01(b).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on, or measured by, net income (however denominated), or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” shall mean for any period, without duplication, all capital expenditures, as determined in accordance with GAAP, of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period, other than any expenditures made with the proceeds of any Recovery Event to the extent such expenditures are used to purchase property that is the same as, or similar to, the property subject to such Recovery Event.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period; plus (b) to the extent deducted in determining Consolidated Net Income for such period (other than clause (ix) immediately below), without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax and franchise tax expense for such period, (iii) depreciation and amortization for such period, (iv) professional fees, costs and expenses incurred through the Effective Date by the Loan Parties and their Subsidiaries in connection with the financing provided under this Agreement and the Ultimate Parent Indebtedness, in each case as set forth on a funds flow disbursement memo received by the Administrative Agent on, or prior to, the Effective Date, (v) reasonable and documented costs and expenses related to severance, termination of employment or early retirement of employees and expenses permitted by ASC 420 in an aggregate amount not to exceed $2,500,000 for such period, (vi) (A) non-cash charges or expenses (other than (I) any such non-cash charge or expense that is expected to be paid in cash in any future period, and (II) any write-down of current assets) incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, or agreement or any stock subscription or shareholder agreement, in each case of this clause (b)(vi)(A), for such period, and (B) all non-cash charges or expenses (other than (I) any non-cash charge or expense that is expected to be paid in cash in any future period, (II) any write-down of current assets, and (III) any non-cash charge or expense of a type referred to in the foregoing clause (b)(vi)(A)) for such period reasonably acceptable to the Administrative Agent, (vii) any expenses or charges related to any equity issuance (other than in connection with a Qualifying IPO), Investment permitted under Section 7.4, Permitted Acquisition, disposition permitted hereunder, recapitalization permitted hereunder, or the incurrence of Indebtedness permitted to be Incurred under Section 7.1 (including a refinancing thereof) (whether or not successful), (viii) the amount of any cash restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with Permitted Acquisitions after the Effective Date, and costs related to the closure and/or consolidation of facilities, (ix) cost savings in connection with any Investments, acquisitions, dispositions, mergers, consolidations or disposed operations, in each case, permitted hereunder, that have been made by the Borrower or any Subsidiary during such period, provided, that, (A) such cost savings are reasonably identifiable, reasonably attributable to the transaction specified, and reasonably anticipated to result from such transactions, and (B) any such transaction has been taken or initiated, and the benefits resulting therefrom are reasonably anticipated by the Borrower to be realized within twelve (12) months following the date of consummation of such transaction, (x) non-recurring cash losses, charges or expenses, (xi) non-cash losses (or minus non-cash gains) from currency remeasurements of Indebtedness and Hedging Agreements for currency exchange risk, (xii) any reasonable out-of-pocket professional fees, costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with the net cash proceeds from any equity issuance, (xiii) non-recurring cash expenses incurred during such period in connection with the consummation of a Qualifying IPO (including, without limitation, payments related to the Management Sale Incentive Plan made substantially concurrently with the consummation of a Qualifying IPO), provided, that, the aggregate amount of all such expenses added pursuant to this clause (b)(xiii) shall not, in any event, exceed Two Million Dollars ($2,000,000), and (xiv) fees, costs and expenses related to, or incurred in connection with, preparations for and/or implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; provided, that, the aggregate amount of all such amounts added pursuant to clauses (b)(vii), (b)(viii), (b)(ix) and (b)(x) do not, in any event, exceed an aggregate amount equal to five percent (5.0%) of Consolidated EBITDA for such period (determined prior to giving effect to such addbacks).

“Consolidated Excess Cash Flow” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis, an amount equal to the sum (without duplication) of: (a) Consolidated EBITDA for such period; less (b) Consolidated Capital Expenditures made during such period (other than Consolidated Capital Expenditures financed with long-term non-revolving Indebtedness (other than Loans)); less (c) Consolidated Interest Expense paid in cash during such period; less (d) scheduled principal payments made on Consolidated Total Debt actually made during such period; less (e) (i) income taxes and franchise taxes paid in cash during such period, and (ii) the aggregate amount of Restricted Payments made in accordance with Section 7.5(c)(iii) and/or Section 7.5(c)(iv) during such period, in each case of this clause (e)(ii), the proceeds of which are used to pay the types of taxes described therein; less (f) any cash charges, expenses or losses or amounts added back to Consolidated EBITDA pursuant to clauses (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix), (b)(x) and (b)(xiii) thereof; less (g) the aggregate amount of Restricted Payments made in accordance with Section 7.5(e) during such period; plus (h) Consolidated Net Changes in Working Capital.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA, less the actual amount paid by the Borrower and its Subsidiaries in cash on account of Consolidated Maintenance Capital Expenditures (other than Consolidated Maintenance Capital Expenditures financed with non-revolving Indebtedness), less income taxes paid in cash during such period, less net payments (to the extent such net amount is positive) made on Capital Lease Obligations during such period, to (b) Consolidated Fixed Charges, in each case measured on a consolidated basis as of the last day of the period of four (4) Fiscal Quarters most recently ended (except for purposes of Section 3.1(o), in which case, the applicable period shall consist of the twelve (12) consecutive calendar months most recently ended).

“Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum, without duplication, of: (a) Consolidated Interest Expense paid in cash for such period; (b) scheduled principal payments made on Consolidated Total Debt during such period (without giving effect to any voluntary prepayments with respect to such scheduled principal payments (not including any amortization payments of Capital Lease Obligations)); and (c) Restricted Payments (other than Restricted Payments permitted pursuant to clauses (a) and (b) of Section 7.5) paid during such period. For purposes of clarity, Consolidated Fixed Charges shall not include the amount of the Effective Date Special Dividend paid on, or within five (5) Business Days after, the Effective Date.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the sum of: (a) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period); plus (b) the net amount payable (or less the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Maintenance Capital Expenditures” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, unfinanced Consolidated Capital Expenditures during such period for the maintenance of their capital assets as reasonably determined by the management of the Borrower, in accordance with GAAP and as supported with documentation reasonably acceptable to the Administrative Agent and consistent with past practice of the Borrower and its Subsidiaries, other than any expenditures made with proceeds of any Recovery Event to the extent such expenditures are used to purchase property that is the same as, or similar to, the property subject to such Recovery Event.

“Consolidated Net Changes in Working Capital” shall mean, for any period for the Borrower and its Subsidiaries, an amount (positive or negative) equal to the sum of (a) the net amount of decreases (or minus the amount of increases) in accounts receivable, inventory, prepaid expenses and other current assets, plus (b) the net amount of increases (or minus the amount of decreases) in accounts payable (including accrued interest expense), accrued expenses and other current liabilities, in each case on a consolidated basis determined in accordance with GAAP and as set forth in the audited annual financial statements for the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period, but excluding therefrom (to the extent otherwise included therein): (a) any unusual and infrequent gains or losses; (b) any gains or losses attributable to write-ups or write-downs of assets (excluding write-downs of inventory and accounts receivable); (c) any net income (or loss) for such period of the Ultimate Parent, Holdings, or any other Person that is not either the Borrower or a Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, provided, that, Consolidated Net Income shall be increased by the amount of dividends, distributions or other payments that are actually paid by any such Person in cash or Cash Equivalents to any Loan Party; and (d) the effect of purchase accounting adjustments in connection with Permitted Acquisitions and other permitted Investments.

“Consolidated Net Leverage Ratio” shall mean, as of any date, the ratio of: (a) Consolidated Total Debt as of such date, less Qualified Cash as of such date; to (b) Consolidated EBITDA measured on a consolidated basis as of the last day of the period of four (4) Fiscal Quarters most recently ended (except for purposes of Section 3.1(o), in which case, the applicable period shall consist of the twelve (12) consecutive calendar months most recently ended).

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in clause (i) of the definition thereto. For purposes of clarity, the DOJ Payment Obligation shall be deemed to be Indebtedness of the Borrower.

“Consolidating Information” shall have the meaning provided in Section 5.1.

“Continuing Director” shall mean, with respect to any period consisting of twelve (12) consecutive months, any individuals: (a) who were members of the board of directors or managers (or equivalent governing body), as applicable, of the Ultimate Parent as of the first (1st) day of such period; (b) whose election or nomination to the board (or equivalent governing body) referred to in the foregoing clause (a) was approved by individuals referred to in the foregoing clause (a) constituting, at the time of such election or nomination, at least a majority of such board (or equivalent governing body); or (c) whose election or nomination to the board (or equivalent governing body) referred to in the foregoing clause (a) was approved by individuals referred to in the foregoing clauses (a) and (b) constituting, at the time of such election or nomination, at least a majority of such board (or equivalent governing body).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated, or by which it or any of the property in which it has an interest is bound.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment(s)) as such Available Tenor, as the case may be.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–47.3(b); and (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §–382.2(b).

“Covered Party” has the meaning set forth in Section 11.20.

“Credit Event” shall mean the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Cure Period” shall have the meaning set forth in Section 8.3.

“Cure Proceeds” shall have the meaning set forth in Section 8.3.

“Daily Simple SOFR” shall mean, for any date of determination, SOFR, with the conventions for this rate (which shall include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” (or functional equivalent) for business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(d).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§–252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, at any time, any Lender as to which the Administrative Agent has notified the Borrower that: (a) such Lender has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each, a “funding obligation”); (b) such Lender has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement; (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender; or (e) such Lender has become the subject of a Bail-In Action. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Deposit Account Control Agreement” shall have the meaning set forth in Section 5.11(c).

“Disqualified Capital Stock” shall mean any Capital Stock that: (a) requires the scheduled payment of any dividends in cash prior to the date that is ninety-one (91) days after the latest Maturity Date (determined as of the date of issuance thereof, or, in the case of any such Capital Stock issued and outstanding on the date hereof, as of the date hereof); (b) matures, or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case, in whole or in part, and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is ninety-one (91) days after the latest Maturity Date (determined as of the date of issuance thereof, or, in the case of any such Capital Stock issued and outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Obligations (other than contingent indemnity obligations and Letters of Credit that remain outstanding and have been Cash Collateralized or with respect to which other arrangements reasonably satisfactory to the Issuing Bank have been made) and the termination of all Commitments and the termination of this Agreement, or (ii) upon a Change in Control, provided, that, any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, and such requirement is applicable only in circumstances that are market on the date of issuance of such Capital Stock; or (c) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness, or (ii) any Capital Stock or other assets other than Qualified Capital Stock, in each case at any time prior to the date that is ninety-one (91) days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock issued and outstanding on the date hereof, as of the date hereof); provided, that, Capital Stock in any Person that is issued to any employee, or to any plan for the benefit of employees, or by any such plan to such employees, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means any Person specified by the Borrower in writing to the Administrative Agent and the Lenders prior to the Effective Date, and additional Persons so specified following the Effective Date with the consent of the Required Lenders.

“DOJ Payment Obligation” shall mean the payments required to be paid to the Department of Justice pursuant to that certain Settlement Agreement by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Janette Elaine Hale and Rotech Healthcare Inc.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of any political subdivision of the United States.

“DQ List” shall have the meaning set forth in Section 11.4(h).

“EBITDA Shortfall” shall have the meaning set forth in Section 8.3.

“Early Opt-in Election” shall mean, at any time that the then-current Benchmark is Adjusted LIBOR and/or the One Month LIBOR Index Rate, the occurrence of at least one (1) of the following events: (a) the transmission of a notification by the Administrative Agent to (or of a request by the Borrower to the Administrative Agent to notify) the Lenders and/or each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of an amendment, restatement or amendment and restatement and/or as originally executed) a SOFR-based rate (including, without limitation, SOFR, a term SOFR, or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice or request, as the case may be, and are publicly available for review); and (b) (i) the joint election by the Administrative Agent and the Borrower to trigger a fallback from Adjusted LIBOR and/or the One Month LIBOR Index Rate, as the case may be, and (ii) the provision by the Administrative Agent of written notice of such joint election referred to in the foregoing clause (b)(i) to the Lenders.

“EEA Financial Institution” shall mean: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date hereof.

“Effective Date Special Dividend” shall mean the distribution of the proceeds of the Term Loan A, in an amount of up to the Effective Date Special Dividend Cap Amount, by the Borrower to Holdings, by Holdings to the Ultimate Parent, and by the Ultimate Parent to lenders under the Ultimate Parent Credit Agreement, to repay, in part, the Ultimate Parent Indebtedness, in each case, on, or within five (5) Business Days after, the Effective Date and in accordance with the terms of this Agreement.

“Effective Date Special Dividend Cap Amount” shall mean One-Hundred Million Dollars ($100,000,000).

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon: (a) any actual or alleged violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) any actual or alleged exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Erroneous Payment” shall have the meaning provided for such term in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning provided for such term in Section 9.15(d).

“Erroneous Payment Impacted Class” shall have the meaning provided for such term in Section 9.15(d).

“Erroneous Payment Return Deficiency” shall have the meaning provided for such term in Section 9.15(d).

“Erroneous Payment Subrogation Rights” shall have the meaning provided for such term in Section 9.15(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBOR.

“Event of Default” shall have the meaning set forth in Article VIII.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the Prior Closing Date, by and among the Borrower, the Ultimate Parent, certain Subsidiaries of the Borrower party thereto, and Silver Point Finance, LLC, as administrative agent.

“Excluded Accounts” shall mean: (a) deposit and/or securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the IRS or state or local government agencies within the following two (2) months with respect to employees of any of the Loan Parties, or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3–102 on behalf of, or for the benefit of, employees of one or more Loan Parties; (b) all tax accounts (including, without limitation, sales tax accounts), accounts used solely for payroll, accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, escrow accounts, zero balance or swept accounts and employee benefit accounts (including 401(k) accounts and pension fund accounts), in each case, so long as such account is used solely for such purpose; (c) any deposit and/or securities account maintained in a jurisdiction outside of the United States; (d) accounts the balance of which consists exclusively of amounts to be paid to employees in the ordinary course of business; (e) any accounts into which Government Receivables are deposited; and (f) accounts of a Person acquired by a Loan Party pursuant to an Acquisition permitted hereunder, provided, that, (i) such Loan Party notifies the Administrative Agent within fifteen (15) Business Days after the date of consummation of such Acquisition that it intends to close such account within one-hundred eighty (180) days after the consummation of such Acquisition (and such account is, in fact, closed within such 180-day period), and (ii) pending the closing of any such account as provided in the foregoing clause (f)(i), if the amount on balance in any such account is in excess of One-Hundred Thousand Dollars ($100,000), funds in such account in excess of such Dollar amount shall, commencing on the date that is sixty (60) calendar days after the date of consummation of such Acquisition, be swept on a weekly basis into an account of the Borrower that is subject to a Deposit Account Control Agreement until such account is closed as provided in the foregoing clause (f)(i).

“Excluded Property” shall mean, with respect to any Loan Party: (a) any owned or leased real property, unless requested by the Administrative Agent or the Required Lenders; (b) (i) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, and (ii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §–1051, for which an amendment to allege use or a statement of use has not been filed under Sections 1(c) and 1(d) of Lanham Act, respectively, or, if filed, has not been deemed in conformance with Section 1(a) of the Lanham Act or examined and accepted by the United States Patent and Trademark Office, but only to the extent that, and solely during the period if any in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” applications; (c) unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code; (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(a); (e) in the case of any pledge of voting Capital Stock of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Capital Stock of such FSHCO in excess of sixty-five percent (65.0%) of the outstanding Capital Stock of such class; (f) any property which, subject to the terms of Section 7.8, is subject to a Lien of the type described in Section 7.2(d), pursuant to documents which prohibit such Loan Party from granting any other Liens in such property; (g) any Excluded Accounts; (h) Intangible Assets or Retained Rights to the extent the grant by the relevant Loan Party of a security interest pursuant to this Agreement in such Loan Party’s right, title and interest therein (i) is prohibited by any contract, agreement, instrument or indenture governing such asset, (ii) would terminate such contract, agreement instrument or indenture or give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or (iii) is permitted only with the consent of another party, if such consent has not been obtained after commercially reasonable efforts to obtain such consent, provided, that, in each case upon the occurrence of an event that renders such Intangible Assets or Retained Rights to no longer be subject to the conditions in the foregoing clause (i), (ii) or (iii), such Intangible Assets or Retained Rights shall cease to be Excluded Property; and (i) any margin stock within the meaning of Regulation U of the Board of Governors.

“Excluded Subsidiary” shall mean: (a) any Domestic Subsidiary (i) that is an FSHCO, or (ii) that is a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” as defined under Section 957 of the Code (a “CFC”); (b) any captive insurance Subsidiary; (c) any non-wholly owned Subsidiary, to the extent a guarantee of which is prohibited or restricted by contracts existing on the Effective Date (or, if acquired after the Effective Date, on the date of such Acquisition, so long as such prohibition or restriction existed prior to the acquisition of such Subsidiary and was not created in contemplation thereof) or applicable Law (including any requirement to obtain Governmental Authority or third party consent); (d) any Subsidiary, to the extent, and so long as, a guarantee of which would result in material adverse tax consequences as reasonably determined by the Borrower, provided, that, at any time such guarantee would not result in material adverse tax consequences, such Subsidiary shall no longer be an Excluded Subsidiary; (e) any Foreign Subsidiary that is a CFC or an FSHCO; and (f) each of the Subsidiaries listed on Schedule 7.3, so long as such Subsidiaries are dissolved no later than forty-five (45) days after the Effective Date (or such later date as the Administrative Agent agrees in its sole discretion).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation; provided, that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 10.8 shall be taken into account. If a Swap Obligation arises under a Master Agreement governing more than one Hedging Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Transactions for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25), or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” shall mean any event or events resulting in the exclusion of any Borrower or any Subsidiary from participation in any Medical Reimbursement Program.

“Existing Credit Agreement” shall have the meaning provided in the recitals hereof.

“Existing Term Loans” has the meaning set forth in Section 2.5.

“Extraordinary Receipts” shall mean, with respect to any Person, any cash received by, or paid to or for the account of, such Person not in the ordinary course of business as a result of tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments; provided, that, an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements implementing the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” shall mean, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1.00%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Truist Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (or any successor).

“Fee Letter” shall mean that certain fee letter, dated as of November 16, 2020, executed by Truist Securities and accepted by the Borrower.

“First Amendment Effective Date” shall mean June 3, 2021.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person; and (b) if the Borrower is not a U.S. Person, a Lender that is resident, or organized under the Laws, of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FRBNY” shall mean the Federal Reserve Bank of New York (or any successor).

“FSHCO” shall mean any Subsidiary that owns no material assets, other than the Capital Stock of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“General Intangible” shall mean “general intangible”, as such term is defined in the Uniform Commercial Code, now owned or hereafter acquired by any Loan Party.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Receivable” shall mean any Receivable that, consistent with the past accounting practices of the Borrower and its Subsidiaries, is initially classified as a Medicare Receivable, Medicaid Receivable, Medicare Advantage Receivable, TRICARE Receivable, CHAMPUS Receivable, CHAMPVA Receivable, payable by the Veterans Administration or other government Receivable due from any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 5.10 executed and delivered by a Subsidiary in accordance with the provisions of Section 5.10 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Guarantors” shall mean, collectively: (a) Holdings; (b) each Subsidiary identified as a “Guarantor” on the signature pages hereto; (c) each Person that joins as a Guarantor pursuant to Section 5.10 or otherwise; (d) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower, and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower; and (e) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Laws” shall mean all applicable statutes, laws, ordinances, rules and regulations (as amended) of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, healthcare providers, healthcare services, and healthcare coverage including but not limited to coverage under government healthcare programs such as CHAMPUS, CHAMPVA, Medicaid, Medicare and TRICARE. Such laws shall include, but not be limited to, 42 U.S.C. §–1320a 7(b), commonly referred to as the “Federal Anti-Kickback Statute;” 42 U.S.C. §–1395nn, commonly referred to as “Stark Statute;” and HIPAA.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligations: (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Obligations (which may include any Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under: (a) any and all Hedging Transactions; (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions; and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean: (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104–19, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.

“Hostile Acquisition” shall mean the Acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved (prior to such Acquisition) by resolutions of the Board of Directors of such Person (or by similar action if such Person is not a corporation) or if such approval has been withdrawn.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Revolver Increase” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan” shall have the meaning set forth in Section 2.23.

“Incremental Term Loan Commitment” shall mean, with respect to Persons identified as an “Incremental Term Loan Lender” in the applicable supplement or joinder in form and substance satisfactory to the Administrative Agent, together with their respective successors and assigns, the commitment of such Person to make the Incremental Term Loan hereunder pursuant to such supplement or joinder; provided, that, at any time after the funding of the Incremental Term Loan, determination of “Required Lenders” shall include the outstanding principal amount of the Incremental Term Loan.

“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, provided, that, for purposes of Section 8.1(f), trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), including, without limitation, earn-out obligations and holdback amounts that, in accordance with GAAP, constitute liabilities on the balance sheet of such Person (with the amount of earn-out obligations and holdback amounts determined in accordance with GAAP); (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (e) all Capital Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit; (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person; (h) Off-Balance Sheet Liabilities; (i) the Hedge Termination Value of all Hedging Obligations; (j) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (i) above; and (k) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, the PMC Obligations that require payment in full within nine (9) months or less from the date on which the subject equipment is purchased shall not constitute “Indebtedness”.

“Indemnified Taxes” shall mean: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of, any obligation of the any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.3(b).

“Intangible Assets” shall mean any contract, General Intangible, copyright license, patent license or trademark license.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, a period of one (1), two (2), three (3) or six (6) months (in each case, subject to availability); provided, that:

(a)                the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)               if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c)                any Interest Period which begins on the last Business Day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Business Day of such calendar month;

(d)               each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date, and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(e)                no Interest Period may extend beyond the Working Capital Revolving Commitment Termination Date, unless, on the Working Capital Revolving Commitment Termination Date, the aggregate outstanding principal amount of Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Interest Rate Determination Date” shall mean the date of any Borrowing of LIBOR Index Rate Loans and the first (1st) Business Day of each calendar month thereafter.

“Interim Financial Statements” shall mean the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ending September 30, 2020, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Investments” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, by means of: (a) purchase or other acquisition of any Capital Stock of another Person; (b) a loan, advance, other evidence of indebtedness or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other indebtedness or equity participation or interest in, another Person; or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any of its Subsidiaries owns, or possesses the legal right to use.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA” shall mean the International Swaps and Derivatives Association, Inc. (or any successor to any of its principal functions).

“ISDA Definitions” shall mean the 2006 ISDA Definitions as published by ISDA, as amended, restated, amended and restated, supplemented, replaced and/or otherwise modified from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” shall mean Truist Bank, in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

“Laws” or “Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” shall mean that portion of the Aggregate Working Capital Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed Ten Million Dollars ($10,000,000).

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of: (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time; plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by, or on behalf of, the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if, on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Action” shall have the meaning set forth in Section 1.7(a).

“LCA Election” shall have the meaning set forth in Section 1.7(a).

“LCA Test Date” shall have the meaning set forth in Section 1.7(a).

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to or acquiescence in, any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided, that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender-Related Hedge Provider” shall mean any Person that: (a) (i) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedging Transaction with any Loan Party that exists on the Effective Date, and such Person is a Lender or an Affiliate of a Lender on the Effective Date; and (b) except when the Lender-Related Hedge Provider is Truist Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall mean each of the Persons identified as a “Lender” on the signature pages hereto and each Additional Lender that joins this Agreement pursuant to Section 2.23 and their successors and assigns and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Bank.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“LIBOR Index Rate Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the One Month LIBOR Index Rate.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any Permitted Acquisition by the Borrower or one or more of its Subsidiaries financed, in whole or in part, with the proceeds of an Incremental Term Loan or an Investment in the form of an Acquisition permitted under Section 7.4(j), the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing, and which is designated as a Limited Condition Acquisition by the Borrower in writing to the Administrative Agent prior to entering into the definitive agreement pursuant to the terms of which such Permitted Acquisition is to be consummated.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion / Continuation, all Compliance Certificates, all Issuer Documents, all UCC financing statements, all stock powers and similar instruments of transfer, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context shall require.

“Management Sale Incentive Plan” shall mean that certain amended and restated transaction bonus plan of the Ultimate Parent, dated as of April 26, 2021.

“Market Capitalization” shall mean, as of any date of determination after the consummation of a Qualifying IPO, an amount equal to: (a) the total number of issued and outstanding shares of common Capital Stock in the Ultimate Parent as of such date; multiplied by (b) the arithmetic mean of the closing prices per share of such outstanding shares of common Capital Stock in the Ultimate Parent, measured for the thirty (30) consecutive trading days ending immediately prior to such date.

“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction”.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, resulting in a material adverse change in, or a material adverse effect on: (a) the business, results of operations, financial condition, assets or liabilities of the Loan Parties and their Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents; (c) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents; or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean: (a) (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) the VISN Arrangements, (iii) the PMC Agreement, and (iv) all other agreements, documents, contracts, indentures and instruments pursuant to which any Loan Party or any of its Subsidiaries are obligated to make payments in any twelve (12) month period of Two Million Dollars ($2,000,000) or more; and (b) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding Five Million Dollars ($5,000,000). For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations. For purposes of clarity, the DOJ Payment Obligation shall be deemed to be, and shall be, Material Indebtedness for all purposes of this Agreement and the other Loan Documents.

“Maturity Date” shall mean: (a) with respect to the Revolving Commitments and the Term Loan A, the earlier of (i) December 17, 2025, or (ii) the date on which the principal amount of all outstanding Term Loans has been declared, or automatically has become, due and payable pursuant to Section 8.1 (whether by acceleration or otherwise); and (b) with respect to any Incremental Term Loan, the earlier of (i) the maturity date identified in the definitive documentation therefor, or (ii) the date on which the principal amount of all outstanding Term Loans has been declared, or automatically has become, due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“Maximum Rate” has the meaning set forth in Section 11.12.

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor Law in respect thereof.

“Medicaid Regulations” shall mean, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to, or in connection with, the statutes described in clause (a) above, and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to, or in connection with, the statutes described in clause (a) above, (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to, or in connection with, the statutes described in clause (c) above, and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to, or in connection with, the statutes described in clause (b) above, in each case, as may be amended, supplemented, interpreted and/or otherwise modified from time to time.

“Medicaid Supplier Agreement” shall mean an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medical Reimbursement Programs” shall mean a collective reference to the Medicare, Medicaid, CHAMPUS, CHAMPVA and TRICARE programs, and any other health care programs operated by, or financed in whole or in part by, any foreign or domestic federal, state or local government, and all private insurance plans, managed care plans, health maintenance organizations, and all other non-government funded third-party payor programs in which the Borrower or any Subsidiary participates.

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor Law in respect thereof.

“Medicare Advantage Receivable” shall mean a receivable under that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, that is managed by a contracted managed health care entity pursuant to a contract between the CMS and such managed health care entity, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as the same may be amended, and any successor Law in respect thereof.

“Medicare Regulations” shall mean collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the United States Department of Health and Human Services or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Supplier Agreement” shall mean an agreement entered into between CMS, or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean the aggregate cash or Cash Equivalents proceeds actually received by the Borrower or any Subsidiary in respect of any Asset Sale, Recovery Event or any issuance of Indebtedness or equity securities net of: (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions); (b) taxes paid or payable as a result thereof; and (c) in the case of any Asset Sale or any Recovery Event, (i) the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to, or pari passu with, any Lien of the Administrative Agent) on the related property, and (ii) the amount of any reserves established by the Borrower or any Loan Party in accordance with GAAP to fund any purchase price adjustment, indemnification and similar contingent liabilities in connection therewith held pursuant to the applicable purchase agreement or insurance policy.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning set forth in Section 2.10(b).

“Notice of Conversion / Continuation” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4(b).

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean, collectively, (a) all amounts owing by any of the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party or any Subsidiary to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that, “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean: (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person; (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person; (c) any Synthetic Lease Obligation; or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OIG” shall mean the Office of the Inspector General of the United States Department of Health and Human Services and any successor thereof.

“One Month LIBOR Index Rate” shall mean a rate per annum equal to the one-month LIBOR which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, two (2) Business Days prior to each Interest Rate Determination Date. Notwithstanding anything to the contrary in the foregoing of this definition, in the event that the One Month LIBOR Index Rate is less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“Organization Documents” shall mean: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto, filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(e).

“Patient” shall mean, on any date, any natural person for whom any health care items or services have been provided or performed prior to such date by the Borrower or any Subsidiary (other than any such person with respect to whom the applicable obligor on the Receivable originated in connection therewith would not reasonably be expected to approve payment thereunder).

“Patient Receivable” shall mean, with respect to the Borrower or any applicable Subsidiary, the patient accounts of the Borrower or such Subsidiary existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including all insurance companies, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including all interest, finance charges and other amounts payable by an obligor in respect thereof).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“Payment Recipient” shall have the meaning provided for such term in Section 9.15(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“PEG” shall have the meaning set forth in the definition of “Specified Shareholder”.

“Permitted Acquisition” shall mean any Acquisition that either has been approved in writing by the Required Lenders or with respect to which all of the following conditions shall have been satisfied:

(a)         the Acquired Business is in the same or similar line of business as the Borrower and its Subsidiaries and has its primary operations within the United States of America;

(b)         the Acquisition shall not be a Hostile Acquisition;

(c)         (i) subject to Section 1.7, no Default or Event of Default shall exist and be continuing immediately before, or immediately after, giving effect to such Acquisition; (ii) subject to Section 1.7, the representations and warranties made by each of the Loan Parties in each Loan Document shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as if made on the date of such Acquisition (after giving effect thereto), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and, except that for purposes of this clause (ii), the representations and warranties contained in Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.1; (iii) after giving effect to such Acquisition on a Pro Forma Basis, (A) the Borrower shall be in compliance with the financial covenants set forth in Article VI for the period of four (4) Fiscal Quarters most recently ended prior to the date of determination for which financial statements were delivered under Section 5.1(a) or 5.1(b), and (B) the Consolidated Net Leverage Ratio shall be no greater than the ratio that is 0.25:1.0 (a “quarter turn”) less than the maximum Consolidated Net Leverage Ratio then permitted under Section 6.1; and (iv) subject to Section 1.7, in the case of an Acquisition with aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price and any earn-out obligations and any equity consideration) in excess of Three Million Dollars ($3,000,000), at least five (5) Business Days prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent a duly completed Pro Forma Compliance Certificate;

(d)         upon request by the Administrative Agent, the Borrower shall have promptly furnished to the Administrative Agent, prior to the consummation of such Acquisition, financial and other information as to such Acquisition or the Acquired Business as the Administrative Agent may have reasonably requested;

(e)         if a new Subsidiary is formed or acquired as a result of, or in connection with, such Acquisition, the Borrower shall have caused such Subsidiary to join as a Guarantor within ten (10) Business Days of the Acquisition as provided for in Sections 5.10 and 5.11 in connection therewith; and

(f)          except with respect to the BP Gamma Acquisition, the aggregate cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price and any earn-out obligations and any equity consideration) paid by the Borrower and its Subsidiaries shall not exceed, with respect to any individual Acquisition (or series of related Acquisitions), $15,000,000.

“Permitted Encumbrances” shall mean:

(a)         Liens imposed by Law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b)         statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations;

(d)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)         judgment and attachment liens not giving rise to a Default or an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f)          customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(g)         easements, zoning restrictions, rights-of-way, restrictions on use of real property and other similar encumbrances on real property imposed by Law, or arising in the ordinary course of business, that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” shall have the meaning set forth in Section 11.4(h).

“Platform” shall have the meaning set forth in Section 5.1.

“PMC Agreement” shall mean, collectively: (a) the agreements listed on Schedule 7.1–2 hereto, as in effect on the Effective Date and as amended to the extent permitted by Section 7.11; and (b) agreements entered into with Philips Medical Capital (or its Affiliates) after the Effective Date on substantially the same terms, other than with respect to interest rate and fees, as the agreements listed on Schedule 7.1–2.

“PMC Obligations” shall mean the obligations owing to Philips Medical Capital pursuant to the PMC Agreement.

“Prior Closing Date” means April 6, 2018.

“Pro Forma Basis” shall mean, for purposes of calculating compliance with respect to any Asset Sale, Recovery Event, Permitted Acquisition, Restricted Payment, Incremental Revolver Increase or incurrence of an Incremental Term Loan pursuant to Section 2.23 or incurrence of Indebtedness, or any other transaction subject to calculation on a “Pro Forma Basis” as indicated herein, that such transaction shall be deemed to have occurred as of the first (1st) day of the period of four (4) Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or 5.1(b). For purposes of any such calculation in respect of any Permitted Acquisition: (a) income statement and cash flow statement items attributable to the Person or property subject to such Permitted Acquisition shall be included in Consolidated EBITDA to the extent such items are included in such income statement and cash flow statement items of the Borrower and its Subsidiaries in accordance with the definition of “Consolidated EBITDA” set forth in Section 1.1 and the terms of Section 1.3(c); (b) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction, and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction, (i) shall be deemed to have been incurred as of the first (1st) day of the applicable period, and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is, or would be, in effect with respect to such Indebtedness as at the relevant date of determination; and (c) Consolidated Capital Expenditures attributable to the Person or property acquired shall be included beginning as of the first (1st) day of the applicable period.

“Pro Forma Compliance Certificate” shall mean a certificate of a Responsible Officer of the Borrower containing: (a) reasonably detailed calculations of the financial covenants set forth in Article VI recomputed as of the end of the period of the four (4) Fiscal Quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.1(a) or 5.1(b) after giving effect to the applicable transaction on a Pro Forma Basis; and (b) if delivered in connection with any Permitted Acquisition, certifications that clauses (a) through (g) of the definition of “Permitted Acquisition” have been satisfied (or will be satisfied in the time permitted under this Agreement).

“Pro Rata Share” shall mean: (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or, if such Commitments have been terminated or expired, or the Loans have been declared to be due and payable, such Lender’s Acquisition Revolving Credit Exposure, Working Capital Revolving Credit Exposure, Revolving Credit Exposure, portion of the Term Loan A, or portion of an Incremental Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or, if such Commitments have been terminated or expired, or the Loans have been declared to be due and payable, all Acquisition Revolving Credit Exposure, all Working Capital Revolving Credit Exposure, all Revolving Credit Exposure, the Term Loan A, or an Incremental Term Loan, as applicable, of all Lenders); and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitments (or, if such Revolving Commitments have been terminated or expired, or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans, and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired, or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loans.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean, collectively, costs and expenses incurred by the Loan Parties, their Subsidiaries and/or the Ultimate Parent, as applicable, relating to compliance with the provisions of the Securities Act and/or the Securities Exchange Act and/or compliance with rules and regulations of national securities exchanges or Nasdaq, in each case of the foregoing, as applicable to companies with equity and/or debt securities that are held by the public, public company directors’ compensation, fees, indemnities and expense reimbursement, and costs and expenses relating to public investor relations, public shareholder meetings and reports to public shareholders.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 11.20.

“Qualified Capital Stock” shall mean any Capital Stock other than Disqualified Capital Stock.

“Qualified Cash” shall mean cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries: (a) in excess of $10,000,000; (b) that does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower; and (c) that is not subject to a Lien (other than Liens of the type described in Sections 7.2(a) and clause (f) of the definition of Permitted Encumbrances).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IPO” shall mean an underwritten primary public offering (other than a public offering pursuant to a registration statement filed on SEC Form S–8) of shares of common Capital Stock in the Ultimate Parent: (a) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering); (b) pursuant to which the shares of common Capital Stock in the Ultimate Parent are, after the consummation of such offering, listed on a nationally-recognized securities exchange located in the United States; (c) resulting in gross proceeds to the Ultimate Parent of at least One-Hundred Million Dollars ($100,000,000); and (d) the total Net Cash Proceeds of which received by the Ultimate Parent are contributed to the Loan Parties substantially concurrently with the consummation of such Qualified IPO, except to the extent applied to (i) repay in full the Ultimate Parent Indebtedness, (ii) pay non-recurring cash expenses incurred in connection with the consummation of such Qualifying IPO, and/or (iii) make payments under, and in accordance with, the Management Sale Incentive Plan, in each case of the foregoing clauses (d)(i) through (d)(iii), substantially concurrently with the consummation of such Qualifying IPO.

“Receivables” shall mean all accounts existing or hereafter created, any and all rights to receive payments due on such accounts from any Patient or third-party payor under or in respect of such account (including all insurance companies, Medicare, Medicaid, Medicare Advantage, Medicaid managed care and health maintenance organizations and any other Medical Reimbursement Programs), to the extent not evidenced by an instrument or chattel paper, and all proceeds of, or in any way derived from, any of the foregoing, whether directly or indirectly (including all interest, finance charges and other amounts payable by the obligor in respect thereof).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark: (a) if such Benchmark is Adjusted LIBOR, 11:00 A.M. (London time) on the date that is two (2) London banking days prior to the date of such setting of such Benchmark; and (b) if such Benchmark is not Adjusted LIBOR, a time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 11.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY, or any successor thereto.

“Required Acquisition Revolving Lenders” shall mean, at any time there are two (2) or more Lenders, at least two (2) Lenders holding more than fifty percent (50.0%) of the aggregate outstanding Acquisition Revolving Commitments at such time (or, if there is only one (1) such Lender, such Lender), or, if the Lenders have no Acquisition Revolving Commitments outstanding, then Lenders holding more than fifty percent (50.0%) of the aggregate Acquisition Revolving Credit Exposure; provided, that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender, and all of its Acquisition Revolving Commitments and Acquisition Revolving Credit Exposure, shall be excluded for purposes of determining “Required Acquisition Revolving Lenders”.

“Required Lenders” shall mean, at any time there are two (2) or more Lenders, at least two (2) Lenders holding, in the aggregate, more than fifty percent (50.0%) of the aggregate outstanding Revolving Commitments and the Term Loans at such time (or, if there is only one (1) Lender, such Lender), or, if the Lenders have no Commitments outstanding, then Lenders holding more than fifty percent (50.0%) of the Revolving Credit Exposure and the Term Loans; provided, that, (a) to the extent that any Lender is a Defaulting Lender, such Defaulting Lender, and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans, shall be excluded for purposes of determining Required Lenders, and (b) the Loans of any Affiliated Lender shall, in each case, be excluded for purposes of determining Required Lenders, unless the action in question (i) affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders of the same Class, and/or (ii) deprives such Affiliated Lender of its Pro Rata Share of any payment to which the Lenders of the same Class are entitled.

“Required Working Capital Revolving Lenders” shall mean, at any time there are two (2) or more Lenders, at least two (2) Lenders holding more than fifty percent (50.0%) of the aggregate outstanding Working Capital Revolving Commitments at such time (or, if there is only one (1) such Lender, such Lender), or, if the Lenders have no Working Capital Revolving Commitments outstanding, then Lenders holding more than fifty percent (50.0%) of the aggregate Working Capital Revolving Credit Exposure; provided, that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender, and all of its Working Capital Revolving Commitments and Working Capital Revolving Credit Exposure, shall be excluded for purposes of determining “Required Working Capital Revolving Lenders”.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, or any options, warrants, or other rights to purchase such Capital Stock, whether now or hereafter outstanding.

“Retained Rights” shall mean with respect to any Patient Receivable owing from any Governmental Authority, the right of the Borrower or any applicable Subsidiary, to the extent mandated by applicable Law, to have unfettered control over such Patient Receivable, including the collection thereof and discretion over the transfer thereof to any party (including the Administrative Agent) and to enforce the claim giving rise to such Patient Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated under 42 U.S.C. 1395 and applicable state Law.

“Revolving Commitment” shall mean, with respect to each Lender, such Lender’s Acquisition Revolving Commitment together with such Lender’s Working Capital Revolving Commitment. The aggregate principal amount of all Lenders’ Revolving Commitments as of the Effective Date is Ninety Million Dollars ($90,000,000).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Acquisition Revolving Credit Exposure and Working Capital Revolving Credit Exposure.

“Revolving Loan” shall mean an Acquisition Revolving Loan and/or a Working Capital Revolving Loan.

“Rotech Affiliate” shall mean: (a) a Rotech Entity; and (b) any Person that (i) is organized by a Rotech Entity, or an Affiliate of a Rotech Entity, and (ii) directly or indirectly, is Controlled by the Rotech Entities.

“Rotech Entity” shall mean any of the following: (a) the Ultimate Parent; (b) Holdings; and (c) the Specified Shareholders.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time: (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or other relevant sanctions authority; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person owned or controlled (including by virtue of such person being a director or owing voting share or interests) or acting, directly or indirectly, for or on behalf of any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by: (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” shall mean the rate specified in clause (a) of the definition of “Adjusted LIBOR”.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” shall mean the Securities Act of 1933 (15 U.S.C. §–77a et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934 (15 U.S.C. §–78a et seq.), as amended and in effect from time to time, and any successor statute(s), together with any rules and regulations promulgated thereunder or in connection therewith.

“Security Agreement” shall mean that certain amended and restated security and pledge agreement, dated as of the Effective Date, executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Seller Financed Subordinated Debt” shall have the meaning set forth in Section 7.1(h).

“Social Security Act” shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 A.M. (Eastern time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the FRBNY (or any successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the FRBNY accessible at (as of the First Amendment Effective Date) https://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person on a particular date, that, on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Loan Party” shall mean each Loan Party that is, at the time on which the relevant Guarantee or grant of the relevant security interest under the Loan Documents by such Loan Party becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 10.8.

“Specified Shareholders” shall mean any of Capital Research and Management Company, Fidelity Management & Research Company, Silver Point Finance, LLC, and Venor Capital Management LP, and each of their respective Affiliates (each of the foregoing, a “PEG”), and any funds, partnerships or other investment vehicles, in each case controlled by a PEG.

“Standstill Period” shall have the meaning set forth in Section 8.1.

“Stockholders’ Agreement” shall mean that certain Stockholders Agreement, dated as of September 27, 2013, by and among the Borrower, the stockholders party thereto, and the Ultimate Parent, as in effect on the Effective Date or as further amended in a manner: (a) not materially adverse to the Lenders; or (b) that would not create new material obligations to the Borrower.

“Subordinated Debt” means: (a) any Seller Financed Subordinated Debt; and (b) any other Indebtedness incurred by any Loan Party which, by its terms, (i) is subordinated in right of payment to the prior payment of the Obligations, and (ii) contains other terms, including, without limitation, standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documentation” shall mean all indentures, agreements, notes, guaranties, subordination agreements, and other material agreements governing or evidencing any Subordinated Debt and all other material documents relating thereto.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date: (a) of which securities or other ownership interests representing more than fifty percent (50.0%) of the equity or more than fifty percent (50.0%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50.0%) of the general partnership interests are, as of such date, owned, controlled or held; or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of Holdings.

“Supported QFC” shall have the meaning set forth in Section 11.20.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep Agreement” shall have the meaning set forth in Section 5.11(c).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed Five Million Dollars ($5,000,000).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan, or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Truist Bank, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that: (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840–10 and 840–20, as amended; and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of: (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication; (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Loan A” shall mean the term loan made by the Lenders with Term Loan A Commitments to the Borrower pursuant to Section 2.5.

“Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make its portion of the Term Loan A hereunder in one (1) advance on the Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan A Commitments as of the Effective Date is Three-Hundred Thirty-Five Million Dollars ($335,000,000).

“Term Loan Commitments” shall mean the Term Loan A Commitments and the Incremental Term Loan Commitments, if any.

“Term Loans” shall mean the Term Loan A and any Incremental Term Loan.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, that certain forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that: (a) Term SOFR has been recommended for use by the Relevant Governmental Body; (b) the administration of Term SOFR is administratively feasible for the Administrative Agent; and (c) a Benchmark Transition Event has previously occurred, resulting in a Benchmark Replacement in accordance with Section 2.16 that is not Term SOFR.

“Trade Date” shall have the meaning set forth in Section 11.4(h).

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§–1 et seq.), as amended and in effect from time to time.

“TRICARE” shall mean collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS, and all laws, rules, regulations, manuals, orders and administrative guidelines of all Governmental Authorities promulgated pursuant to or in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Truist” shall mean Truist Bank and its successors.

“Truist Securities” shall mean Truist Securities, Inc.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR, the One Month LIBOR Index Rate or the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent” shall mean Rotech Healthcare Holdings Inc., a Delaware corporation.

“Ultimate Parent Credit Agreement” shall mean that certain Credit Agreement, dated as of the Prior Closing Date, among Ultimate Parent, the lenders party thereto, and Silver Point Finance, LLC, as administrative agent.

“Ultimate Parent Indebtedness” shall mean the Indebtedness of the Ultimate Parent under the Ultimate Parent Credit Agreement.

“Ultimate Parent Indebtedness Documentation” shall mean the Ultimate Parent Credit Agreement, the Exchange Agreement, and the other Loan Documents (as defined in the Ultimate Parent Credit Agreement).

“U.S.” or “United States” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 11.20.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement without giving effect to the Benchmark Replacement Adjustment.

“VISN Arrangements” shall mean: (a) that certain Joint Venture Agreement between Avenue Mori Medical Equipment, Inc. and the Borrower, dated as of April 6, 2017, as in effect on the Effective Date; and (b) any other joint venture agreement entered into by any of the Loan Parties after the Effective Date on substantially similar terms as the VISN Arrangements existing on the Effective Date.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness as of any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Capital Revolver Availability Period” shall mean the period from, and including, the first (1st) Business Day after the Effective Date to, but excluding, the Working Capital Revolving Commitment Termination Date.

“Working Capital Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Working Capital Revolving Loans to the Borrower, and to acquire participations in Letters of Credit and Swingline Loans, in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I hereto, or, in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Working Capital Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. The aggregate principal amount of all Lenders’ Working Capital Revolving Commitments as of the Effective Date is Fifteen Million Dollars ($15,000,000).

“Working Capital Revolving Commitment Termination Date” shall mean the earlier of: (a) the Maturity Date with respect to the Revolving Commitments; and (b) the date on which the Working Capital Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Working Capital Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Working Capital Revolving Loans, plus its LC Exposure at such time, plus its Swingline Exposure at such time.

“Working Capital Revolving Loan” shall mean a Loan made by a Lender (other than the Swingline Lender) to the Borrower under its Working Capital Revolving Commitment, which may either be a Base Rate Loan, a LIBOR Index Rate Loan or a Eurodollar Loan.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2               Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “Eurodollar Loan”, “LIBOR Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g., “Eurodollar Borrowing”) or by Class and Type (e.g., “Revolving Eurodollar Borrowing”).

Section 1.3               Accounting Terms and Determination.

(a)                Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any changes in GAAP (or application thereof): (i) if an operating lease did not result in a liability, asset, amortization and/or interest amount under GAAP as in effect on December 31, 2015, then that historical accounting treatment shall continue in effect for purposes of calculating compliance with any financial covenants and/or related condition(s) or provision(s) under this Agreement and the other Loan Documents; and (ii) any change that may result from the application of ASC 606 in connection with the timing of revenue recognition shall not be considered for the purposes of this Agreement or any other Loan Document as a result of such changes in GAAP (or the application thereof).

(b)                Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825–10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a Pro Forma Basis) shall be made on a Pro Forma Basis with respect to any Asset Sale, Recovery Event, Acquisition, Incremental Revolver Increase or incurrence of any Incremental Term Loan occurring during such period.

Section 1.4               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,” and the word “to” means “to, but excluding,”. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, amended and restated, supplemented, increased, extended, refinanced, renewed, replaced, and/or otherwise modified in writing (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, increases, extensions, refinancings, renewals, replacements, and/or other modifications set forth herein); (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns; (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof; (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (e) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated; and (f) any definition of, or reference to, any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law, and any reference to, or definition of, any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified and/or supplemented from time to time. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of, or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.5                 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6               Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7                 Limited Condition Acquisitions.

(a)                In connection with the incurrence of any Indebtedness or Liens or the making of any Investments in connection with a Limited Condition Acquisition (any of the foregoing, an “LCA Action” and collectively, the “LCA Actions”), for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default is continuing or would result from any such LCA Action, or that the representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), as applicable, such condition shall, at the election of the Borrower (the Borrower’s written election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”, which shall be provided to the Administrative Agent prior to entering into the definitive documentation governing such Limited Condition Acquisition), be deemed satisfied, so long as (i) no Default or Event of Default exists, (ii) the representations and warranties are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), in each case with respect to clauses (i) and (ii), on and as of the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and (iii) no Event of Default under Section 8.1(a), (g) (solely with respect to Holdings or the Borrower) or (h) shall have occurred and is continuing on the effective date of such LCA Action. For the avoidance of doubt, if the Borrower has exercised the LCA Election and any Default or Event of Default occurs (including as a result of the representations and warranties not being true and correct) following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any LCA Action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(b)                In connection with any LCA Action, for purposes of:

(i)                        determining compliance with any provision of this Agreement which requires the calculation of the financial covenants set forth in Article VI; or

(ii)                        testing baskets set forth in this Agreement;

in each case, upon the LCA Election, the date of determination of whether any such action is permitted hereunder, shall be the LCA Test Date, and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the Applicable Period then most recently ended prior to the LCA Test Date for which consolidated financial statements of Holdings are available, the Loan Parties could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with, unless an Event of Default pursuant to Section 8.1(a) or 8.1(b), or, solely with respect to Holdings or the Borrower, Section 8.1(g) or 8.1(h) shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, (A) if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, and (B) such ratios, baskets and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition, unless, other than if an Event of Default pursuant to Section 8.1(a) or 8.1(b), or, solely with respect to Holdings or the Borrower, Section 8.1(g) or 8.1(h) shall be continuing on such date, the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Acquisition is consummated. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, prepayments of Indebtedness, Asset Sales, fundamental changes or any other purpose, in each case on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated both: (I) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; and (II) assuming such Limited Condition Acquisition and other transactions in connection therewith have not been consummated.

Article II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1               General Description of Facilities. Subject to and upon the terms and conditions herein set forth: (a) the Lenders hereby establish, in favor of the Borrower, two (2) revolving credit facilities (as provided below), pursuant to which each Lender severally agrees (to the extent of such Lender’s applicable Revolving Commitment) to make applicable Revolving Loans to the Borrower in Dollars in accordance with Section 2.2; (b) the Issuing Bank may issue Letters of Credit denominated in Dollars in accordance with Section 2.22; (c) the Swingline Lender may make Swingline Loans to the Borrower in Dollars in accordance with Section 2.4; (d) each Lender with a Working Capital Revolving Commitment agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof, provided, that, (i) in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time, (ii) in no event shall the aggregate principal amount of all outstanding Working Capital Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Working Capital Revolving Commitments in effect from time to time, and (iii) in no event shall the aggregate principal amount of all outstanding Acquisition Revolving Loans exceed the Aggregate Acquisition Revolving Commitments in effect from time to time; and (e) each Lender severally agrees to advance its portion of the Term Loan A to the Borrower in Dollars on the Effective Date in accordance with Section 2.5 in a principal amount not exceeding such Lender’s Term Loan A Commitment.

Section 2.2                 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make:

(a)                Acquisition Revolving Loans, ratably in proportion to its Pro Rata Share of the Acquisition Revolving Commitments, to the Borrower in Dollars, from time to time during the Acquisition Revolver Availability Period, in an aggregate principal amount outstanding at any time that will not result in: (i) such Lender’s Acquisition Revolving Credit Exposure exceeding such Lender’s Acquisition Revolving Commitment; or (ii) the aggregate Acquisition Revolving Credit Exposures of all Lenders exceeding the Aggregate Acquisition Revolving Commitments; and;

(b)                Working Capital Revolving Loans, ratably in proportion to its Pro Rata Share of the Working Capital Revolving Commitments, to the Borrower in Dollars, from time to time during the Working Capital Revolver Availability Period, in an aggregate principal amount outstanding at any time that will not result in: (i) such Lender’s Working Capital Revolving Credit Exposure exceeding such Lender’s Working Capital Revolving Commitment; or (ii) the aggregate Working Capital Revolving Credit Exposures of all Lenders exceeding the Aggregate Working Capital Revolving Commitments.

During the Acquisition Revolver Availability Period, the Borrower shall be entitled to borrow and prepay (but not reborrow) Acquisition Revolving Loans in accordance with the terms and conditions of this Agreement, and, during the Working Capital Revolver Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Working Capital Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that, subject to Section 1.7, the Borrower may not borrow or reborrow, as applicable, Revolving Loans should there exist a Default or Event of Default.

Section 2.3               Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”): (a) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and each LIBOR Index Rate Borrowing; and (b) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the Type of such Revolving Loan comprising such Borrowing; (iv) whether such Revolving Loan is to be an Acquisition Revolving Loan or a Working Capital Revolving Loan; and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist of Base Rate Loans, LIBOR Index Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $2,500,000 or a larger multiple of $500,000 in excess thereof, and the aggregate principal amount of each Base Rate Borrowing or LIBOR Index Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000 in excess thereof; provided, that, Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Interest Periods with respect to Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4               Swingline Commitment.

(a)                Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower in Dollars, from time to time during the Working Capital Revolver Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect, and (ii) the difference between the Aggregate Working Capital Revolving Commitments and the aggregate Working Capital Revolving Credit Exposures of all Lenders; provided, that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)                The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan; (ii) the date of such Swingline Loan (which shall be a Business Day); and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate plus the Applicable Margin. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.

(c)                The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d)                If, for any reason, a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)                Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c), or to purchase the participating interests pursuant to Section 2.4(d), shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Working Capital Revolving Commitment; (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect; (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof: (A) at the Federal Funds Rate until the second (2nd) Business Day after such demand; and (B) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5                Term Loan A Commitment. Immediately prior to the Effective Date, the aggregate outstanding principal amount of the Term Loan A under the Existing Credit Agreement was Two-Hundred Forty Million Six-Hundred Twenty-Five Thousand Dollars ($240,625,000) (the “Existing Term Loans”). Subject to the terms and conditions set forth herein, (i) the Existing Term Loans shall each be deemed to be a portion of the Term Loan A hereunder, and (ii) each Lender severally agrees to make an advance under the Term Loan A to the Borrower on the Effective Date in a principal amount equal to its Pro Rata Share of an additional Ninety-Four Million Three-Hundred Seventy-Five Thousand Dollars ($94,375,000) being advanced on the Effective Date (for an aggregate principal amount of the Term Loan A on the Effective Date of Three-Hundred Thirty-Five Million Dollars ($335,000,000)), of which: (a) an aggregate amount of up to the Effective Date Special Dividend Cap Amount will be used to finance the Effective Date Special Dividend; and (b) the remainder of which will be used to (i) refinance all Revolving Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement that are outstanding immediately prior to the Effective Date, and (ii) finance payment of fees and expenses in connection with the credit facilities extended under this Agreement and payment of the Effective Date Special Dividend. The Term Loan A may be, from time to time, Base Rate Loans, LIBOR Index Rate Loans or Eurodollar Loans, or a combination thereof; provided, that, on the Effective Date, any newly advanced portion of the Term Loan A shall be Base Rate Loans or LIBOR Index Rate Loans, unless the Administrative Agent shall have received a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. The execution and delivery of this Agreement by the Borrower, and the satisfaction of all conditions precedent pursuant to Section 3.1, shall be deemed to constitute the Borrower’s request to borrow that portion of the Term Loan A being advanced on the Effective Date. Amounts repaid on the Term Loan A may not be reborrowed.

Section 2.6                 Funding of Borrowings.

(a)                Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided, that, the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)                Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second (2nd) Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this clause (b) shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)                All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7                 Interest Elections.

(a)                 Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion / Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing or a LIBOR Index Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion / Continuation shall be irrevocable and shall specify: (i) the Borrowing to which such Notice of Conversion / Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion / Continuation, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a LIBOR Index Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion / Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings, LIBOR Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)                If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion / Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)                Upon receipt of any Notice of Conversion / Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8               Optional Reduction and Termination of Commitments.

(a)                Unless previously terminated, all Working Capital Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Working Capital Revolving Commitment Termination Date. Unless previously terminated, all Acquisition Revolving Commitments shall terminate on the Acquisition Revolving Commitment Termination Date. The Term Loan A Commitments shall terminate on the Effective Date upon the making of the Term Loan A pursuant to Section 2.5.

(b)                Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce: (i) the Aggregate Acquisition Revolving Commitments in part, or terminate the Aggregate Acquisition Revolving Commitments in whole, provided, that, (A) any partial reduction shall apply to reduce proportionately and permanently the Acquisition Revolving Commitment of each Lender, (B) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 (or such lesser amount as the Administrative Agent may agree in its sole discretion) and any larger multiple of $1,000,000 in excess thereof, and (C) no such reduction shall be permitted which would reduce the Aggregate Acquisition Revolving Commitments to an amount less than the aggregate outstanding Acquisition Revolving Credit Exposure of all Lenders; and (ii) the Aggregate Working Capital Revolving Commitments in part, or terminate the Aggregate Working Capital Revolving Commitments in whole, provided, that, (A) any partial reduction shall apply to reduce proportionately and permanently the Working Capital Revolving Commitment of each Lender, (B) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000 in excess thereof, and (C) no such reduction shall be permitted which would reduce the Aggregate Working Capital Revolving Commitments to an amount less than the aggregate outstanding Working Capital Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Working Capital Revolving Commitments below the principal amount of the Swingline Sublimit and the LC Sublimit shall result in a dollar-for-dollar reduction in the Swingline Sublimit and the LC Sublimit.

Section 2.9                 Repayment of Loans.

(a)                The outstanding principal amount of all Working Capital Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Maturity Date.

(b)                The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender holding Acquisition Revolving Loans, in accordance with their Pro Rata Shares thereof, the unpaid principal amount of all Acquisition Revolving Loans as of the Acquisition Revolving Commitment Termination Date, in equal installments payable on the last date of each Fiscal Quarter (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement), commencing with the first (1st) full Fiscal Quarter ending after the Acquisition Revolving Commitment Termination Date, with each such installment being in the aggregate principal amount equal to one and one-quarter percent (1.25%) of the aggregate outstanding principal amount of all Acquisition Revolving Loans as of the Acquisition Revolving Commitment Termination Date; provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Acquisition Revolving Loans shall be due and payable on the Maturity Date.

(c)                The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender holding a portion of the Term Loan A in accordance with their Pro Rata Shares thereof, the unpaid principal amount of the Term Loan A of such Lender in equal installments payable on the last date of each Fiscal Quarter (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement), commencing with the Fiscal Quarter ending March 31, 2021, with each such installment being in the aggregate principal amount equal to Four Million One-Hundred Eighty-Seven Thousand Five Hundred Dollars ($4,187,500); provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan A shall be due and payable on the Maturity Date.

(d)                Each Incremental Term Loan shall be repayable as provided in the documentation establishing such Incremental Term Loan. Amounts repaid on any Incremental Term Loan may not be reborrowed.

Section 2.10            Evidence of Indebtedness.

(a)                Each Lender shall maintain, in accordance with its usual practice, appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Acquisition Revolving Commitment, Working Capital Revolving Commitment, Term Loan A Commitment, and Incremental Term Loan Commitment (if any) of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans, and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that, the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (together with its successors and registered assigns) in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee, its successor and its registered assigns).

Section 2.11               Optional Prepayments. The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or LIBOR Index Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid and, if the prepayment is being made with regard to Revolving Loans, whether such prepayment shall be applied to the Acquisition Revolving Loans or the Working Capital Revolving Loans. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that, if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.3, or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and, in the case of a prepayment of the Term Loan A or any Incremental Term Loan, ratably to the Term Loan A and all outstanding Incremental Term Loans, and to the principal installments thereof, in each case in inverse order of maturity.

Section 2.12               Mandatory Prepayments.

(a)                 Promptly (but in any event within two (2) Business Days) upon receipt by any of the Loan Parties or any of their respective Subsidiaries of Net Cash Proceeds of any Asset Sale or Recovery Event, the Borrower shall prepay (or cause to be prepaid) the Obligations in accordance with Section 2.12(f) in an amount equal to such Net Cash Proceeds, in each case, to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified in accordance with GAAP) within one hundred eighty (180) days after the date of such Asset Sale or Recovery Event.

(b)                Promptly (but in any event within two (2) Business Days) upon the receipt by any of the Loan Parties or any of their respective Subsidiaries of Net Cash Proceeds of any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1), the Borrower shall prepay the Obligations in accordance with Section 2.12(f) in an amount equal to such Net Cash Proceeds.

(c)                Beginning with the Fiscal Year ending December 31, 2021, within five (5) Business Days after financial statements have been delivered pursuant to Section 5.1(a) and the related Compliance Certificate has been delivered pursuant to Section 5.1(c), the Borrower shall prepay the Obligations in accordance with Section 2.12(f) in an amount equal to: (i) fifty percent (50.0%) of Consolidated Excess Cash Flow, less the aggregate principal amount of all voluntary prepayments made with respect to any Term Loan during such period, if the Consolidated Net Leverage Ratio as of the last day of the Fiscal Year covered thereby is greater than or equal to 2.00:1.00; and (ii) zero percent (0.0%), if the Consolidated Net Leverage Ratio as of the last day of the Fiscal Year covered thereby is less than 2.00:1.00.

(d)                Promptly (but in any event within two (2) Business Days) upon the receipt by any Loan Party or any of their respective Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Obligations in accordance with Section 2.12(f) in an amount equal to such Net Cash Proceeds.

(e)                Immediately upon the receipt by the Borrower of any Cure Proceeds in accordance with Section 8.3, the Borrower shall prepay the Obligations in accordance with Section 2.12(f) in an amount equal to such Cure Proceeds.

(f)                 Any prepayments made by the Borrower pursuant to Sections 2.12(a), (b), (c), (d) or (e) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders, and all fees and reimbursable expenses of the Issuing Bank, then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Pro Rata Shares of such interest and fees; fourth, to the principal balance of the Term Loans and the Acquisition Revolving Loans as of the Acquisition Revolving Commitment Termination Date that are subject to quarterly installment payments pursuant to Section 2.09(b) (if any), on a pro rata basis, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares thereof, and applied to the remaining principal installments thereof (including the Maturity Date thereof) in inverse order of maturity; fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, ratably to the principal balance of the Working Capital Revolving Loans and any Acquisition Revolving Loans that are not yet subject to quarterly installment payments pursuant to Section 2.9(b), if any, until the same shall have been paid in full, pro rata to the Lenders based on their respective Working Capital Revolving Commitments and Acquisition Revolving Commitments, as applicable; and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date, plus any accrued and unpaid fees thereon. The Acquisition Revolving Commitments and the Working Capital Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless a Default or an Event of Default has occurred and is continuing and the Required Acquisition Revolving Lenders or Required Working Capital Revolving Lenders, as applicable, so request.

(g)                If, at any time, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, the Acquisition Revolving Credit Exposure of all Lenders exceeds the Aggregate Acquisition Revolving Commitments, or the Working Capital Revolving Credit Exposure of all Lenders exceeds the Aggregate Working Capital Revolving Commitments, in each case, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay Swingline Loans, Acquisition Revolving Loans and Working Capital Revolving Loans, as applicable, in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied, first, to the Swingline Loans to the full extent thereof, second, to the Base Rate Loans and LIBOR Index Rate Loans to the full extent thereof, and finally, to Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments or the Working Capital Revolving Credit Exposure exceeds the Aggregate Working Capital Revolving Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess, plus any accrued and unpaid fees thereon.

Section 2.13               Interest on Loans.

(a)                With respect to the Revolving Loans and the Term Loan A, the Borrower shall pay interest on: (i) each Base Rate Loan at the Base Rate, plus the Applicable Margin in effect from time to time; (ii) each LIBOR Index Rate Loan at the One Month LIBOR Index Rate, plus the Applicable Margin in effect from time to time; and (iii) each Eurodollar Loan at the Adjusted LIBOR for the applicable Interest Period in effect for such Loan, plus the Applicable Margin in effect from time to time.

(b)                The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c)                The Borrower shall pay interest on each Incremental Term Loan as provided in the definitive documentation establishing such Incremental Term Loan.

(d)                Notwithstanding clauses (a), (b) and (c) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, or automatically in the case of an Event of Default under Sections 8.1(a), (g) or (h), the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans, LIBOR Index Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to two percent (2.00%) above the otherwise applicable interest rate for Base Rate Loans or LIBOR Index Rate Loans, as the case may be.

(e)                Interest on the principal amount of all Loans shall accrue from, and including, the date such Loans are made to, but excluding, the date of any repayment thereof. Interest on all outstanding Base Rate Loans, LIBOR Index Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Working Capital Revolving Commitment Termination Date, the Acquisition Revolving Commitment Termination Date and each applicable Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three (3) months, on each day which occurs every three (3) months after the initial date of such Interest Period, and on the Working Capital Revolving Commitment Termination Date and on each applicable Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type, or which is repaid or prepaid, shall be payable on the date of such conversion, or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(f)                 The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14               Fees.

(a)                The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)                The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on: (i) the average daily amount of the unused Acquisition Revolving Commitment of such Lender during the Acquisition Revolver Availability Period; and (ii) the actual daily amount of the unused Working Capital Revolving Commitment of such Lender during the Working Capital Revolver Availability Period. For purposes of computing the Commitment Fee with respect to the Working Capital Revolving Commitments, the Working Capital Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Working Capital Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)                The Borrower agrees to pay: (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin then in effect, on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from, and including, the date of issuance of such Letter of Credit to, but excluding, the date on which such Letter of Credit expires, or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Working Capital Revolving Commitment Termination Date); and (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate set forth in the Fee Letter on the average daily amount of the LC Exposure during the Working Capital Revolver Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding anything to the contrary in the foregoing, if the Default Interest has been imposed pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by two percent (2.00%).

(d)                The Borrower shall pay on the Effective Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Effective Date. The Borrower shall pay on the Effective Date to the Lenders all upfront fees previously agreed in writing.

(e)                Accrued fees under clauses (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first (1st) such date to occur after the Effective Date, and on the Working Capital Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that, any such fees accruing after the Working Capital Revolving Commitment Termination Date shall be payable on demand.

(f)                 Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b), or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (in each case, without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided, that, (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of, and be payable to, such Non-Defaulting Lenders, pro rata in accordance with their respective Working Capital Revolving Commitments, and (ii) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of, and be payable to, the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this clause (f).

Section 2.15              Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and paid for the actual number of days elapsed (including the first (1st) day, but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first (1st) day, but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16               Inability to Determine Interest Rates.

(a)                If, at any time prior to the commencement of any Interest Period for any Eurodollar Borrowing, or at any time for any One Month LIBOR Index Rate Borrowing:

(i)       the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period or the One Month LIBOR Index Rate (including, without limitation, because the Screen Rate is not available or published on a current basis); provided, that, no Benchmark Transition Event or Early Opt-In Election shall have occurred at such time or with respect to such Interest Period; or

(ii)       the Administrative Agent shall have received notice from the Required Lenders that Adjusted LIBOR for such Interest Period or the One Month LIBOR Index Rate, as the case may be, will not adequately and fairly reflect the cost to such Lender(s) of making, funding and/or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period or their (or its, as the case may be) One Month LIBOR Index Rate Loans, as the case may be;

then, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) thereof to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist: (A) the obligations of the Lenders to make Eurodollar Loans or One Month LIBOR Index Rate Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans or One Month LIBOR Index Rate Loans, shall be suspended; and (B) all such affected Loans shall be converted into Base Rate Loans (I) immediately, in the case of any One Month LIBOR Index Rate Loans, and (II) on the last day of the then current Interest Period applicable thereto, in the case of any Eurodollar Loans, in any such case of the foregoing clauses (a)(B)(I) and (a)(B)(II), unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent, at least one (1) Business Day prior to the date of any Eurodollar Borrowing or One Month LIBOR Index Rate Borrowing for which a Notice of Revolving Borrowing, a Notice of Swingline Borrowing, any other Notice of Borrowing or a Notice of Conversion / Continuation has previously been given, that it elects not to borrow, continue as, or convert to a Eurodollar Borrowing or a One Month LIBOR Index Rate Borrowing, as the case may be, on such date, then such Revolving Borrowing shall be made as, continued as, or converted into a Base Rate Borrowing.

(b)                Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, together with its related Benchmark Replacement Date, have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then: (i) if a Benchmark Replacement is determined in accordance with clauses (a) or (b) of the definition of “Benchmark Replacement” in Section 1.1 for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and each other Loan Document in respect of such Benchmark setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” in Section 1.1 for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes of this Agreement and each other Loan Document in respect of any Benchmark setting at or after 5:00 P.M. (Eastern time) on the date that is five (5) Business Days after the date on which notice of such Benchmark Replacement is first provided to the Lenders, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent shall not have received, by the date that is five (5) Business Days after the date on which notice of such Benchmark Replacement is first provided to the Lenders, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders at such time.

(c)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Document (but subject to the express proviso set forth in this clause (c)), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes of this Agreement and each other Loan Document in respect of such Benchmark Setting and any subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided, that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d)                In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any Loan Party or any other party to this Agreement or any other Loan Document.

(e)                The Administrative Agent will promptly notify the Borrower and the Lenders of: (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date; (ii) the implementation of any Benchmark Replacement; (iii) the effectiveness of any Benchmark Replacement Conforming Changes; (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below; and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision, or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including, without limitation, any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date, and any decision to take, or refrain from taking, any action or any selection, will be conclusive and binding absent manifest error, and may be made in its or their, as applicable, sole discretion, and, in any event, without consent from any Loan Party or any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(f)                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement): (i) if the then-current Benchmark is a term rate (including Term SOFR or Adjusted LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is, or will be, no longer representative, then, in any such case of the foregoing clauses (f)(i)(A) or (f)(i)(B), the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 for any Benchmark settings at or after such time in order to remove such unavailable or non-representative tenor; and (ii) if a tenor that was removed pursuant to the foregoing clause (f)(i) either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then, in any such case of the foregoing clauses (f)(ii)(A) or (f)(ii)(B), the Administrative Agent may modify the definition of “Interest Period” in Section 1.1 for all Benchmark settings at or after such time in order to reinstate such previously removed tenor.

(g)                Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing or a One Month LIBOR Index Rate Borrowing of, conversion to, or continuation of Eurodollar Loans or One Month LIBOR Index Rate Loans to be made, converted or continued, as the case may be, during any Benchmark Unavailability Period, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of, or a conversion to, Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, shall not be used in any determination of the Base Rate for purposes of this Agreement or the other Loan Documents.

Section 2.17              Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or LIBOR Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans or LIBOR Index Rate Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans or LIBOR Index Rate Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing or LIBOR Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing and, with respect to Eurodollar Loans, for the same Interest Period, and if the affected Eurodollar Loan or LIBOR Index Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan immediately, in the case of a Loan that is a LIBOR Index Rate Loan, and, in the case of a Loan that is a Eurodollar Loan, either: (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date; or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18            Increased Costs.

(a)                If any Change in Law shall:

(i)                   impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBOR or the One Month LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR or the One Month LIBOR Index Rate) or the Issuing Bank;

(ii)                   subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                  impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or LIBOR Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or LIBOR Index Rate Loan, or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit, or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent, for the account of such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                If any Lender or the Issuing Bank shall have determined that, on or after the date of this Agreement, any Change in Law regarding capital or liquidity requirements has, or would have, the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c)                A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in clause (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(d)                Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.19            Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of: (i) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBOR applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan); over (ii) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBOR were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20            Taxes.

(a)                For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(b)                Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for: (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)                 As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20(f), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)

(i)                        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed originals of IRS Form W–8ECI,

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (x) a certificate substantially in the form of Exhibit 2.20–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed originals of IRS Form W–8BEN or IRS Form W–8BEN–E, as applicable; or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN or IRS Form W-8BEN–E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20–2 or Exhibit 2.20–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20–4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.21            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein, and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)                If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Revolving Credit Exposure and Term Loans; provided, that, (i) if any such participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations shall be rescinded, and the purchase price restored, to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to, and in accordance with, the express terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply; provided, further, that, any assignment to an Affiliated Lender in accordance with Section 11.4 shall not trigger the purchase of participations as provided in this clause (c)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                Unless the Administrative Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated, non-interest bearing account until the Working Capital Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.22            Letters of Credit.

(a)                During the Working Capital Revolver Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth, provided, that: (i) each Letter of Credit shall expire on the earlier of (A) the date one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension), and (B) the date that is five (5) Business Days prior to the Working Capital Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000 (or such lesser amount as the Issuing Bank may agree in its sole discretion); and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the aggregate Working Capital Revolving Credit Exposure of all Lenders would exceed the Aggregate Working Capital Revolving Commitments. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank, without recourse, a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all Letters of Credit. Each issued Letter of Credit shall be deemed to utilize the Working Capital Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)                To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice (which may be in the form of a duly completed Letter of Credit Application) at least three (3) Business Days prior to the requested date of such issuance, specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form, and contain such terms, as the Issuing Bank shall approve, and that the Borrower shall have executed and delivered any Issuer Documents as the Issuing Bank shall require; provided, that, in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)                At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a), or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)                The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment, and whether the Issuing Bank has made, or will make, a LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent, prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored, that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that, for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent, for the account of the Issuing Bank, in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)                If, for any reason, a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to clause (a) in an amount equal to its Pro Rata Share of such LC Disbursement, on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever; (ii) the existence of a Default or an Event of Default, or the termination of the Aggregate Working Capital Revolving Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by the Borrower or any other Lender; (v) any amendment, renewal or extension of any Letter of Credit; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that, if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)                 To the extent that any Lender shall fail to pay any amount required to be paid pursuant to clauses (d) or (e) of this Section 2.22 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that, if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g)                If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent, or the Required Working Capital Revolving Lenders, demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this clause (g), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to one hundred five percent (105.0%) of the aggregate LC Exposure of all Lenders as of such date, plus any accrued and unpaid fees thereon; provided, that, such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g) or 8.1(h). Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this clause (g). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed, and, to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time, or, if the maturity of the Loans has been accelerated, with the consent of the Required Working Capital Revolving Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h)                Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)                 The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)                    any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)                   the existence of any claim, set-off, defense or other right which the Borrower, or any Subsidiary or Affiliate of the Borrower, may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)                  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                  payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)                   any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)                  the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of, or in connection with, the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)                 Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws: (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued); (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued); and (iii) the Borrower shall specify the foregoing in each Letter of Credit Application submitted for the issuance of a Letter of Credit.

(k)                In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)                 Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.23            Increase of Commitments; Additional Lenders.

The Borrower shall have the right, from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent (or such shorter notice as the Administrative Agent may agree in its sole discretion), to increase the Aggregate Acquisition Revolving Commitments and/or Aggregate Working Capital Revolving Commitments (each such increase, an “Incremental Revolver Increase”), and/or establish one (1) or more additional term loans (each such term loan, an “Incremental Term Loan”; and each Incremental Term Loan, together with each Incremental Revolver Increase, an “Incremental Commitment”), by up to Fifty Million Dollars ($50,000,000) in aggregate principal amount of such Incremental Commitments, provided, that:

(a)                no Default or Event of Default shall have occurred and be continuing on the date on which such Incremental Revolver Increase or Incremental Term Loan is to become effective;

(b)                any such Incremental Commitment shall be in a minimum amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree in its discretion);

(c)                any such Incremental Commitment shall be effective only upon receipt by the Administrative Agent of: (i) additional Acquisition Revolving Commitments or Working Capital Revolving Commitments, as applicable, in a corresponding amount of such requested increase in the Aggregate Acquisition Revolving Commitments and/or Working Capital Revolving Commitments, or Incremental Term Loan Commitments, as applicable, from either existing Lenders and/or one (1) or more other institutions that qualify as assignees under Section 11.4 (each such institution, an “Additional Lender”); and (ii) documentation from each existing Lender or Additional Lender providing an Incremental Commitment evidencing its agreement to provide an Incremental Commitment and its acceptance of the obligations under this Agreement, in form and substance reasonably acceptable to the Administrative Agent; provided, that, any increase in the Aggregate Working Capital Revolving Commitments must be from new or existing Lenders acceptable to each of the Administrative Agent, the Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld or delayed);

(d)                the Administrative Agent shall have received resolutions of the board of directors (or other applicable governing body or Person) of the Loan Parties, secretary’s certificates of the Loan Parties, closing certificates, opinions of counsel to the Loan Parties and other documents reasonably requested by the Administrative Agent, or required to be provided by the Lenders providing such Incremental Commitment, all in form and substance reasonably satisfactory to the Administrative Agent;

(e)                the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating (i) compliance with the financial covenants hereunder, and (ii) that the Consolidated Net Leverage Ratio, calculated as of the date of incurrence of such Incremental Commitment, is not greater than 3.00:1.00, in the case of each of clauses (i) and (ii), after giving effect to such Incremental Revolver Increase (assuming, for purposes of such demonstration, that all revolving Commitments, as increased, are fully drawn) or Incremental Term Loan on a Pro Forma Basis, in form and substance reasonably satisfactory to the Administrative Agent;

(f)                if any Acquisition Revolving Loans or Working Capital Revolving Loans, as applicable, are outstanding at the time of the increase in the Aggregate Acquisition Revolving Commitments or the Aggregate Working Capital Revolving Commitments, the Borrower shall, if applicable, prepay one (1) or more existing Acquisition Revolving Loan(s) or Working Capital Revolving Loan(s), as applicable (such prepayment to be subject to Section 2.19), in an amount necessary such that, after giving effect to such Incremental Revolver Increase, each Lender will hold its Pro Rata Share of outstanding Acquisition Revolving Loans or Working Capital Revolving Loans, as applicable;

(g)                any increase in the Aggregate Acquisition Revolving Commitments or Aggregate Working Capital Revolving Commitments under this Section 2.23 shall have terms identical to those for the Acquisition Revolving Loans or Working Capital Revolving Loans, as applicable, under this Agreement, except for fees payable to the Lenders providing commitments for such Incremental Revolver Increase;

(h)                 amortization, pricing and use of proceeds applicable to any Incremental Term Loan shall be as set forth in the definitive documentation therefor, provided, that: (i) any such Incremental Term Loan shall have a final maturity date that is coterminous with, or later than, the Working Capital Revolving Commitment Termination Date and each applicable Maturity Date of each then-outstanding Term Loan; (ii) the Weighted Average Life to Maturity of such Incremental Term Loan shall not be less than the Weighted Average Life to Maturity of the Term Loan A, or of any other then-existing Incremental Term Loan; and (iii) the All-In Yield applicable to such Incremental Term Loan shall not be more than one half of one percent (0.50%) higher than the corresponding All-In Yield applicable to the Term Loan A, or to any then-outstanding Incremental Term Loan (it being understood that interest on the Term Loan A and any existing Incremental Term Loan may be increased to the extent necessary to satisfy this requirement);

(i)                all conditions precedent to the making of a Loan and/or the issuance of a Letter of Credit set forth in Section 3.2 shall have been satisfied at the time of establishment of any Incremental Revolver Increase (even if there is no Borrowing thereunder on such date);

(j)                no Lender (or any successor thereto) shall have any obligation to increase its Acquisition Revolving Commitment, its Working Capital Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, or to provide any portion of any Incremental Term Loan, and any decision by a Lender to increase its Acquisition Revolving Commitment, its Working Capital Revolving Commitment, or to provide any portion of any Incremental Term Loan, shall, in each case, be made in its sole discretion independently from any other Lender; and

(k)                 neither the Arrangers nor any Lender shall have any responsibility for arranging any such Incremental Commitment without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith.

Notwithstanding anything to the contrary in this Section 2.23, in the case of any Incremental Term Loan to be provided in connection with a Limited Condition Acquisition, at the sole election of the Borrower, the conditions in clauses (a) and/or (i) above may be subject to Section 1.7. Notwithstanding anything to the contrary in any Loan Document, in no event shall any Incremental Revolver Increase pursuant to this Section 2.23 be subject to Section 1.7.

Section 2.24               Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment: (a) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25               Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans or LIBOR Index Rate Loans pursuant to Sections 2.16 or 2.17, (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lender or all the Lenders directly affected thereby (as applicable), or (e) if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that, (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable Law, and (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided, further, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender, and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26               Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a)                If a Revolving Lender with a Working Capital Revolving Commitment becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)                        the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders with a Working Capital Revolving Commitment, pro rata in accordance with their respective Working Capital Revolving Commitments (calculated as if the Defaulting Lender’s Working Capital Revolving Commitment was reduced to zero, and each Non-Defaulting Lender’s Working Capital Revolving Commitment had been increased proportionately); provided, that, (A) the sum of each Non-Defaulting Lender’s total Working Capital Revolving Credit Exposure may not, in any event, exceed the Working Capital Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, and (B) neither such reallocation, nor any payment by a Non-Defaulting Lender pursuant thereto, will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender, or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)                        to the extent that any portion (the “un-reallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender): (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the un-reallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender; (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the un-reallocated portion thereof; or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b)                If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Working Capital Revolving Commitment, and such Lender will purchase at par such portion of outstanding Working Capital Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Working Capital Revolving Credit Exposure of the Lenders with a Working Capital Revolving Commitment to be on a pro rata basis in accordance with their respective Working Capital Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Working Capital Revolving Credit Exposure of each Lender with a Working Capital Revolving Commitment will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided, that, no adjustments will be made retroactively with respect to fees accrued, or payments made, by, or on behalf of, the Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Article III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1               Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans, and the obligation of the Issuing Bank to issue any Letter of Credit, hereunder shall be effective upon satisfaction of the following conditions precedent, in each case in form and substance satisfactory to the Administrative Agent and each Lender:

(a)                Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents, signed by, or on behalf of, each party hereto or thereto, or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b)                Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i)                        a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii)                        certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence for each Loan Party, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party; provided, that, to the extent that a certificate of good standing or existence for a Loan Party has been ordered from the Secretary of State of the jurisdiction of organization of such Loan Party by the Borrower prior to the Effective Date, but such certificate of good standing or existence has not yet been received by the Borrower from such Secretary of State as of the Effective Date, then, so long as the Administrative Agent shall have received certification from the Secretary or Assistant Secretary of each Loan Party that no Responsible Officer of any Loan Party is aware of the existence of any fact(s) or circumstance(s) that, individually or in the aggregate, could result in such Loan Party to not be in good standing or existence in the jurisdiction of organization of such Loan Party as of the Effective Date, the certificate of good standing or existence for such Loan Party may be delivered by the Borrower to the Administrative Agent as soon as practicable and, in any event, within five (5) Business Days after the Effective Date.

(c)                Opinions of Counsel. Receipt by the Administrative Agent of favorable written opinions of counsel to the Loan Parties addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein in form and substance satisfactory to the Administrative Agent.

(d)                Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated as of the Effective Date and signed by a Responsible Officer of the Borrower, certifying that, after giving effect to the funding of the Term Loan A on the Effective Date, the conditions specified in Sections 3.2(a) and 3.2(b) and Sections 3.1(f) and 3.1(o) are satisfied as of the Effective Date.

(e)                Sources and Uses. Receipt by the Administrative Agent of a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof.

(f)                 Required Consents and Approvals. The Loan Parties shall have received all consents (including necessary governmental consents, if any), approvals, authorizations, registrations, filings and orders required or advisable to be made or obtained under any applicable Law, the Organization Documents of any Loan Party, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Loan Documents, or any other transaction being financed with the proceeds thereof, shall be ongoing.

(g)                Solvency. Receipt by the Administrative Agent of a certificate, dated as of the Effective Date and signed by the chief financial officer of each Loan Party, confirming that each Loan Party is Solvent before and after giving effect to the funding of the Term Loan A on the Effective Date and the consummation of the other transactions contemplated herein (including, without limitation, payment of the Effective Date Special Dividend).

(h)                Insurance. Receipt by the Administrative Agent of certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and naming the Administrative Agent as additional insured on liability policies and lender’s loss payee on property and casualty policies.

(i)                 Personal Property Collateral. Receipt by the Administrative Agent of each of the following:

(i)                       Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party;

(ii)                      Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)                     All certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement or any other pledge agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person);

(iv)                     Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(v)                     Duly executed notices of grant of security interest in the form required by any security agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States registered intellectual property owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(j)                 Patriot Act; Anti-Money Laundering Laws. The provision by the Loan Parties of all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k)                Beneficial Ownership. At least five (5) Business Days prior to the Effective Date, deliver a Beneficial Ownership Certification in relation to the Borrower to each Lender who has requested to receive such Beneficial Ownership Certification at least ten (10) Business Days prior to the Effective Date.

(l)                 Financial Statements. Receipt by the Administrative Agent of: (i) the Audited Financial Statements; (ii) the consolidated audited financial statements of the Borrower and its Subsidiaries for the Fiscal Years ended 2018 and 2019, including balance sheets, income statements and cash flow statements audited by RSM US LLP (or other independent public accountants reasonably acceptable to the Administrative Agent) and prepared in conformity with GAAP; (iii) Interim Financial Statements; and (iv) annual financial projections of the Borrower and its Subsidiaries through the Fiscal Year ending December 31, 2024.

(m)              Execution and Delivery Affidavits. Receipt by the Administrative Agent of execution and delivery affidavits or other evidence as the Administrative Agent may reasonably request in order to establish that either: (i) all of the Loan Documents have been executed by the Loan Parties outside of the State of Florida and delivered to the Administrative Agent (or its agent) outside of the State of Florida; or (ii) all applicable documentary Taxes have been paid.

(n)                Material Agreements. Receipt by the Administrative Agent of certified copies of all Material Agreements. For the avoidance of doubt, any sealed documentation with respect to the DOJ Payment Obligation shall not be required to be delivered.

(o)                Pro Forma Financial Covenant Compliance. Receipt by the Administrative Agent of a certificate demonstrating that, after giving effect to the funding of the Term Loan A on the Effective Date and the consummation of the other transactions contemplated herein on a Pro Forma Basis (calculated for the period consisting of the four (4) consecutive Fiscal Quarters ended September 30, 2020), the Borrower will be in compliance with each of the financial covenants set forth in Article VI.

(p)                Fees and Expenses. Receipt by the Administrative Agent of all fees, expenses and other amounts due and payable on, or prior to, the Effective Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and Truist Securities (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or Truist Securities.

Without limiting the generality of the provisions of this Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

Section 3.2               Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                subject to Section 1.7 with any advance of an Incremental Term Loan in connection with any Limited Condition Acquisition, at the time of, and immediately after giving effect to, such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)                subject to Section 1.7 with any advance of an Incremental Term Loan in connection with any Limited Condition Acquisition, at the time of, and immediately after giving effect to, such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date;

(c)                the Borrower shall have delivered the required Notice of Borrowing; and

(d)                if any Revolving Lender is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan, or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that one hundred percent (100.0%) of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26.

Subject to Section 1.7 with any advance of an Incremental Term Loan in connection with any Limited Condition Acquisition, each Borrowing, and each issuance, amendment, extension or renewal of any Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 3.2.

Article IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1               Existence; Power. Each of the Loan Parties and each of their Subsidiaries: (a) are duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the Laws of the jurisdiction of its organization; (b) have all requisite power and authority to carry on its business as now conducted; and (c) are duly qualified to do business, and are in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2               Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers, and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is party, when executed and delivered by such Loan Party, will constitute a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party party thereto, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3               Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party: (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect, and (ii) filings necessary to perfect and maintain the perfection of the Liens created by the Collateral Documents; (b) will not violate the Organization Documents of any Loan Party or any Law applicable to Holdings or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority; (c) will not violate or result in a default under any indenture, agreement or other instrument binding on Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries; and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4               Financial Statements. The Borrower has furnished to each Lender: (a) the Audited Financial Statements; and (b) the Interim Financial Statements. Such financial statements fairly present the consolidated financial condition of the Loan Parties and their Subsidiaries, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). The financial statements delivered pursuant to Section 5.1(a) and 5.1(b) have been prepared in accordance with GAAP and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries, as of the dates thereof and for the periods covered thereby. Since the date of the Audited Financial Statements, there have been no changes with respect to the Loan Parties and their Subsidiaries which have had, or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5               Litigation and Environmental Matters.

(a)                No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or threatened against or affecting Holdings or any of its Subsidiaries: (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)                Neither Holdings nor any of its Subsidiaries: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (ii) has become subject to any Environmental Liability; (iii) has received notice of any claim with respect to any Environmental Liability; or (iv) knows of any basis for any Environmental Liability.

Section 4.6               Compliance with Laws and Agreements. Holdings and each Subsidiary is in compliance with (a) all Laws and all judgments, decrees and orders of any Governmental Authority (including, without limitation, Medicare Regulations, Medicaid Regulations, HIPAA, 42 U.S.C. Section 1320a–7b and 42 U.S.C. Section 1395nn), and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing:

(a)                none of Holdings or any Subsidiary, or any individual employed by Holdings or any Subsidiary, would reasonably be expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to the Responsible Officers of any Loan Party, where such culpability or exclusion has resulted, or would reasonably be expected to result in a Material Adverse Effect;

(b)                no officer or other member of management of Holdings or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority continues to be employed by Holdings or any Subsidiary, unless such officer or other member of management has been either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority promptly after discovery of such actual or potential culpability;

(c)                current coding and billing policies, arrangements, protocols and instructions of Holdings and each Subsidiary comply with requirements of Medical Reimbursement Programs, and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect;

(d)                current contractual and other arrangements of Holdings and each Subsidiary comply with all Laws (including state and federal anti-kickback, fraud and abuse, and self-referral laws, 42 U.S.C. Section 1320a–7b and 42 U.S.C. Section 1395nn) and all regulations promulgated under such Laws, except where any such failure to comply would not reasonably be expected to result in a Material Adverse Effect; and

(e)                no breach or violation has occurred with respect to any protected health information or other individually identifiable information maintained by or for Holdings and each Subsidiary that is subject to the notification requirements of HIPAA, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws.

Section 4.7               No Default.

(a)                Neither Holdings nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)                No Default has occurred and is continuing.

Section 4.8               Investment Company Act, Etc. Neither Holdings nor any of its Subsidiaries is: (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.9               Taxes. Holdings and its Subsidiaries, and each other Person with whom Holdings and its Subsidiaries files as part of a consolidated, combined, affiliated, unitary or similar tax group, have timely filed, or caused to be filed, all federal, state and other material tax returns required to be filed by them, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and have paid all federal, state and other material taxes, assessments made against it or its property, and all other material taxes, fees or other charges imposed on it or any of its property, by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. Neither Holdings nor any of its Subsidiaries is party to a Tax sharing agreement (other than such an agreement among Holdings and its Subsidiaries or tax indemnity or similar provisions contained in any commercial contract the primary subject matter of which is not Taxes).

                Section 4.10           Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, Regulation U or Regulation X. Neither Holdings nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.11            ERISA. No ERISA Event has occurred, or is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.12            Ownership of Property; Intellectual Property; Insurance.

(a)                Each of the Loan Parties and their Subsidiaries has good title to, valid leasehold interests in, or easements, licenses or other property interests in all of its real and personal property material to the operation of its business, including all such properties reflected in the Audited Financial Statements or the most recent audited consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) or purported to have been acquired by the Loan Parties and their Subsidiaries after said date (except as sold, or otherwise disposed of, in the ordinary course of business), in each case, free and clear of Liens not permitted by this Agreement. All leases that, individually or in the aggregate, are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.

(b)                Each of the Loan Parties and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Loan Parties and their Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)                The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.13            Disclosure.

(a)                Each Loan Party has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that any Loan Party is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)                As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.14            Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against the Loan Parties or any of their Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Loan Parties or any of their Subsidiaries, or, to the knowledge of a Responsible Officer of any Loan Party, threatened against any of them before any Governmental Authority, in the case of each of the foregoing, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All payments due from the Loan Parties or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Loan Parties or any such Subsidiaries, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.15         Subsidiaries. Schedule 4.15 sets forth: (a) the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary, and identifies each Subsidiary that is a Loan Party, in each case as of the Effective Date; and (b) the authorized Capital Stock of Holdings and each of its Subsidiaries as of the Effective Date. All issued and outstanding Capital Stock of Holdings and each of its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens, other than those in favor of the Administrative Agent, for the benefit of the holders of the Obligations. All such securities were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. As of the Effective Date, all of the issued and outstanding Capital Stock of Holdings and each of the Subsidiaries is owned by the Persons and in the amounts set forth on Schedule 4.15. Except as set forth on Schedule 4.15, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of Holdings or any of its Subsidiaries.

Section 4.16         Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement and payment of the Effective Date Special Dividend, the Borrower is Solvent and the Loan Parties are Solvent on a consolidated basis.

Section 4.17          Business Locations; Taxpayer Identification Number. Set forth on Schedule 4.17–1 is a list of all real property located in the United States that is owned or leased by any Loan Party as of the Effective Date (identifying whether such real property is owned or leased and which Loan Party owns or leases such real property). Set forth on Schedule 4.17–2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date. The exact legal name and state of organization of each Loan Party as of the Effective Date is as set forth on the signature pages hereto. Except as set forth on Schedule 4.17–3, no Loan Party has, during the five (5) years preceding the Effective Date: (a) changed its legal name; (b) changed its state of formation; or (c) been party to a merger, consolidation or other change in structure.

Section 4.18          Material Agreements. As of the Effective Date, all Material Agreements of the Loan Parties and their Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Effective Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith); provided, that, any sealed documentation with respect to the DOJ Payment Obligation shall not be required to be delivered.

Section 4.19          Anti-Corruption Laws and Sanctions. Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, its Subsidiaries and their respective directors, officers and employees and to the knowledge of Holdings its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) Holdings, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.20          No Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 4.21          Perfection of Security Interests in the Collateral. The Collateral Documents create (or upon execution and delivery, will create) valid security interests in, and Liens on, the property described in and subject to the lien-granting provisions of the Collateral Documents, which security interests and Liens are (or upon execution and delivery, will be) currently perfected security interests and Liens, prior to all other Liens other than Liens permitted under this Agreement.

Section 4.22          Reimbursement from Medical Reimbursement Programs. The Receivables of the Loan Parties and their Subsidiaries have been adjusted in all material respects to reflect the requirements of all Laws and reimbursement policies (both those most recently published in writing as well as those not in writing that have been verbally communicated) of any applicable Medical Reimbursement Program (including, without limitation, Medicare, Medicaid, TRICARE, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors). Without limiting the generality of the foregoing, Receivables of the Loan Parties and their Subsidiaries relating to any Medical Reimbursement Program do not exceed amounts the Borrower or any Subsidiary is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, in each case to the extent it would not reasonably be expected to have a Material Adverse Effect.

Section 4.23          Licensing and Accreditation. Each of the Loan Parties and their respective Subsidiaries has, to the extent applicable: (a) obtained (or been duly assigned) all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (b) obtained and maintains in good standing all required licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to the conduct of its business; (c) obtained and maintains in good standing accreditation from one or more CMS-approved deemed accreditation organizations necessary to the conduct of its business; (d) entered into and maintains in good standing its Medicare Supplier Agreements and Medicaid Supplier Agreements; (e) ensured that all such required licenses, certifications and accreditations are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited; and (f) maintains all operating reserves and escrows, and has made all financial disclosures to the extent required by all applicable Laws.

Section 4.24          Employee Licensing and Accreditation. Each employee of the Loan Parties and their respective Subsidiaries has: (a) obtained and maintains in good standing all required material licenses, permits, authorizations, registrations and approvals of each Governmental Authority necessary to perform services on behalf of the Loan Parties and their Subsidiaries; and (b) ensured that all such required material licenses and certifications are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.

Article V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, such Loan Party shall and shall cause each Subsidiary to:

Section 5.1            Financial Statements and Other Information. Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, and in any event within, (i) at any time prior to the occurrence of a Qualifying IPO, one hundred five (105) days after the end of each Fiscal Year, and (ii) at any time after the occurrence of a Qualifying IPO, ninety (90) days after the end of each Fiscal Year (or, if earlier, fifteen (15) days after the date on which the applicable financial statements described in this clause (a) are required to be filed with the SEC (or other applicable Governmental Authority), without giving effect to any extension permitted by the SEC), commencing with the Fiscal Year ending December 31, 2020, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth, in each case in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit other than as a result of the impending Maturity Date with respect to the Revolving Loans, the Term Loan A or any outstanding Incremental Term Loan) to the effect that such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)          as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth (4th) Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending March 31, 2021, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income or operations, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth, in each case in comparative form, the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as presenting fairly the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower: (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and, if a Default or an Event of Default then exists, the details thereof and the action which the Borrower has taken or proposes to take; (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI; (iii) certifying that, as of the date thereof, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date; (iv) stating whether any change in GAAP, or the application thereof, has occurred since the date of the Audited Financial Statements, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate; (v) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Effective Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be; and (vi) specifying any change in location where any material Collateral owned by any Loan Party in excess of $250,000 is located (including the establishment of any new office or facility, but excluding any Collateral or inventory that is in transit in the ordinary course of business);

(d)          as soon as available, and in any event within sixty (60) days after the end of the Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow of the Borrower and its Subsidiaries on a quarterly basis for such succeeding Fiscal Year;

(e)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)           promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything to the contrary in the foregoing of this Section 5.1, after the occurrence of a Qualifying IPO, the Loan Parties may satisfy the requirements set forth in the foregoing clauses (a) and (b) to deliver the financial statements and/or annual audited report described in the foregoing clauses (a) and (b) to the Administrative Agent by timely filing (or causing the Ultimate Parent to timely file) with the SEC (or other applicable Governmental Authority) such financial statements and/or annual audited report that are prepared on a consolidated basis for the Ultimate Parent and its Subsidiaries (instead of on a consolidated basis for the Borrower and its Subsidiaries on a standalone basis), and, if so timely filed, such financial statements and/or annual audited report described in the foregoing clauses (a) and (b) shall be deemed to have been delivered as of the date on which such filed financial statements and/or annual audited report (prepared on a consolidated basis for the Ultimate Parent and its Subsidiaries) are publicly accessible via the EDGAR system of the SEC on the Internet, so long as (A) such filed financial statements are accompanied by consolidating information (the “Consolidating Information”) sufficient to explain, in reasonable detail, the differences between the information contained therein relating to the Ultimate Parent and its Subsidiaries, on the one hand, and the information contained therein relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (B) such Consolidating Information shall be certified by the chief financial officer or treasurer of the Borrower as fairly presenting, in all material respects, the financial condition and the results of operations of the Borrower and its Subsidiaries on a standalone basis (it being agreed, however, that the Consolidating Information shall not be required to be audited); provided, that, for the avoidance of doubt, the requirement for the Loan Parties to deliver a Compliance Certificate pursuant to the foregoing clause (c) in connection with any such financial statements shall not be affected or discharged in any way by the filing of any financial statements and/or annual audited report with the SEC (or other applicable Governmental Authority).

The Borrower hereby acknowledges that the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Bank materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, Debt Domain or a substantially similar electronic transmission system (the “Platform”).

Section 5.2            Notices of Material Events. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against, or, to the knowledge of the Borrower, affecting, the Borrower or any Subsidiary, which could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries: (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; (ii) becomes subject to any Environmental Liability; (iii) receives notice of any claim with respect to any Environmental Liability; or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses (i), (ii) and (iii), which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $500,000;

(e)          the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries or the PMC Obligations;

(f)           (i) the institution of any investigation, review or proceeding against the Borrower or any of its Subsidiaries to suspend, revoke or terminate (or that would reasonably be expected to result in the suspension, revocation or termination of) any Medicare Supplier Agreement, Medicaid Supplier Agreement or agreement or participation with a Medical Reimbursement Program or the VISN Arrangements; (ii) the institution of any material investigation, review or proceeding against the Borrower or any of its Subsidiaries (excluding inquiries and communications in the ordinary course of business) by any Governmental Authority; or (iii) any notice of loss or threatened loss of any participation under any Medical Reimbursement Program;

(g)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(h)          the occurrence of a Qualifying IPO;

(i)           any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(j)            promptly, and in any event at least ten (10) days prior thereto, notice of any change: (i) in any Loan Party’s legal name; (ii) in any Loan Party’s chief executive office, its principal place of business or any office in which it maintains books or records (including the establishment of any such new office); (iii) in any Loan Party’s form of legal structure; (iv) in any Loan Party’s federal taxpayer identification number or organizational number; or (v) in any Loan Party’s jurisdiction of organization.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3            Existence; Conduct of Business.

(a)          Do, or cause to be done, all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that, nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation, disposition or dissolution permitted under Section 7.3 or any asset sale permitted under Section 7.6; and

(b)          Engage in the business of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 5.4           Compliance with Laws, Etc. Maintain their respective business operations and property owned or used in connection therewith in compliance in all material respects with: (a) all applicable Laws, regulations, rules, guidelines, ordinances, decrees, orders and other applicable Laws, including (but only to the extent applicable) Titles XVIII and XIX of the Social Security Act, HIPAA, Medicare Regulations, Medicaid Regulations, all Environmental Laws, ERISA and OSHA; and (b) all material agreements, licenses, accreditations, franchises, indentures, deeds of trust, mortgages and other Contractual Obligations, including (but only to the extent applicable), all Medical Reimbursement Programs, to which any of the Borrower or any Subsidiary are parties or by which any of them or any of their respective properties are bound. Without limiting the foregoing, the Loan Parties and their Subsidiaries shall ensure that: (i) their respective billing policies, arrangements, protocols and instructions will comply in all material respects with any applicable reimbursement requirements under Medicaid Regulations and Medicaid Supplier Agreements, Medicare Regulations and Medicare Supplier Agreements and other Medical Reimbursement Programs, and will be administered by properly trained personnel; (ii) their respective contractual and other arrangements will comply in all material respects with applicable state and federal self-referral and anti-kickback laws, including, without limitation, 42 U.S.C. Section 1320a–7b(b)(1)–(b)(2) and 42 U.S.C. Section 1395nn; and (iii) it obtains and maintains all licenses, permits, certifications, registrations and approvals of all applicable Governmental Authorities and accreditation from a CMS-approved deemed accreditation organization as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses, certificates or determinations of need, Medicare Supplier Agreements and Medicaid Supplier Agreements). To the extent applicable, the Loan Parties and their Subsidiaries shall implement policies that are consistent with HIPAA.

Section 5.5           Payment of Obligations. Pay its obligations in respect of all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its property or assets before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the Borrower or its Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP.

Section 5.6            Books and Records. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP.

Section 5.7           Visitation, Inspection, Etc. Permit any representative of the Administrative Agent (it being understood that representatives of the Lenders may accompany representatives of the Administrative Agent) to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times after reasonable prior notice to the Borrower, with, at the option of the Borrower, the presence of a Responsible Officer of the Borrower at any and all of the foregoing (and the Borrower shall use commercially reasonably good faith efforts to make a Responsible Officer available for such purpose); provided, that, (a) that absent an Event of Default, the Administrative Agent may make no more than (2) such visits per Fiscal Year and the Borrower shall be required to pay for only one such visit and/or inspection per Fiscal Year, and (b) if a Default or an Event of Default has occurred and is continuing, no prior notice or presence of a Responsible Officer shall be required (provided, that, in any event, a Responsible Officer of the Borrower shall be present during any discussions with the Borrower’s accounting firm (and the Borrower shall use commercially reasonable efforts to make a Responsible Officer available for such purpose)).

Section 5.8            Maintenance of Properties; Insurance.

(a)          Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(b)          Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations; and

(c)          At all times, shall name Administrative Agent as additional insured on all liability policies and loss payee on all property or casualty polices of Holdings and its Subsidiaries (which policies shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insured or loss payee, in form and substance reasonably satisfactory to the Administrative Agent).

Section 5.9            Use of Proceeds.

(a)          Use the proceeds of all Working Capital Revolving Loans made after the Effective Date to finance working capital needs and for other general corporate purposes of the Loan Parties and their Subsidiaries, including permitted capital expenditures; provided, that, proceeds of Working Capital Revolving Loans shall not be used to finance Investments (including Permitted Acquisitions);

(b)          Use the proceeds of all Acquisition Revolving Loans made after the Effective Date to finance Permitted Acquisitions and other Investments permitted under Section 7.4;

(c)          Use the proceeds of the portion of the Term Loan A advanced on the Effective Date to: (i) finance payment of fees and expenses in connection with the credit facilities extended under this Agreement and the payment of the Effective Date Special Dividend; (ii) refinance the outstanding principal amount of all Revolving Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement that are outstanding immediately prior to the Effective Date; and (iii) finance the payment of the Effective Date Special Dividend;

(d)          Use the proceeds of each Incremental Term Loan for the purposes set forth in the definitive documentation therefor; and

(e)          Use all Letters of Credit for general corporate purposes.

Section 5.10         Additional Subsidiaries. If any Subsidiary is acquired or formed after the Effective Date, promptly notify the Administrative Agent and the Lenders thereof and, within thirty (30) Business Days after any such Subsidiary is acquired or formed, if such Subsidiary is a Domestic Subsidiary, cause such Subsidiary to become a Guarantor unless such Subsidiary is an Excluded Subsidiary. Any such Subsidiary that is not an Excluded Subsidiary shall become an additional Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement, accompanied by: (a) all other Loan Documents related thereto; (b) certified copies of Organization Documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and upon the request of the Administrative Agent, opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent; and (c) such other documents as the Administrative Agent may reasonably request.

Section 5.11          Further Assurances.

(a)          Capital Stock. Cause (i) one hundred percent (100.0%) of the issued and outstanding Capital Stock in the Borrower and in each other wholly owned Domestic Subsidiary, and one hundred percent (100.0%) of the issued and outstanding Capital Stock in each non-wholly owned Domestic Subsidiary (to the extent such pledge is not expressly prohibited under such non Subsidiary’s Organization Documents as in effect on the Effective Date, or, if such Subsidiary is acquired after the Effective Date, so long as such prohibition or restriction existed prior to the Acquisition of such Subsidiary and was not created in contemplation thereof) and (ii) sixty-six percent (66.0%) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), and one hundred percent (100.0%) of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956–2(c)(2)), in each Foreign Subsidiary directly owned by any Loan Party, to be subject, at all times, to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request, including any filings and deliveries to perfect such Liens, Organization Documents, resolutions and opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)          Personal Property. Cause all personal property (other than Excluded Property) owned by each Loan Party to be subject, at all times, to first priority, perfected Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, to secure the Obligations as required by the Collateral Documents (subject to Liens permitted by Section 7.2), and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request, including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)          Control Agreements and Sweep Agreements.

(i)           Cause each deposit account, disbursement account, investment account, cash management account, lockbox account or other account (other than Excluded Accounts and each account into which Government Receivables are collected) to be subject to a “with activation” or “springing” account control agreement in form and substance reasonably satisfactory to the Administrative Agent (a “Deposit Account Control Agreement”); provided, that, no Deposit Account Control Agreement shall be required with respect to any account that has a balance (or which holds assets with a fair market value) less than $50,000, in any individual instance, or $100,000, when taken together with the account balances (or aggregate amount of the fair market value of assets) of all other accounts (other than Excluded Accounts) that are not subject to Deposit Account Control Agreement.

(ii)          Cause all Government Receivables to be deposited into one (1) or more deposit accounts (with financial institutions reasonably acceptable to the Administrative Agent) that are subject to agreements (each, a “Sweep Agreement”) between the applicable Loan Party and the applicable depository bank that require, among other terms reasonably acceptable to the Administrative Agent, all deposits made into such account or accounts to be transferred (at least two (2) times per week, or, upon the reasonable request of the Administrative Agent to the Borrower, on a daily basis) into another deposit account (with a financial institution reasonably acceptable to the Administrative Agent) that is subject to a Deposit Account Control Agreement. The foregoing actions shall be required only to the extent permitted by applicable Law and in a manner consistent with applicable Law, including applicable Healthcare Laws.

(iii)          If an obligor in respect of any Receivable fails to comply with the Loan Parties’ instructions to make payments to an account subject to a Sweep Agreement, promptly transfer any such payment to an account subject to a Deposit Account Control Agreement.

(d)          Landlord Consents. Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) of (i) the Effective Date, with respect to leased locations of the Loan Parties existing on the Effective Date and listed on Schedule 5.11(d) hereto, and (ii) the date a new leasehold interest in real property is acquired by a Loan Party (or an existing lease is renewed or extended), use commercially reasonable efforts to deliver, or cause to be delivered, to the Administrative Agent a duly executed landlord consent with respect to each leased location where material corporate books and records of any of the Loan Parties are maintained, which consents shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 5.12          Casualty and Condemnation. (a) Furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral, or the commencement of any action or preceding for the taking of any material portion of any Collateral, or any part thereof or interest therein, under power of eminent domain or by condemnation or similar proceeding, and (b) ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.13         Cash Management. Maintain all cash management and treasury business (other than Excluded Accounts) with a Lender or an Affiliate of a Lender as of the Effective Date, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts. The primary concentration account of the Borrower shall, at the request of the Administrative Agent, be subject to a “with activation” or “springing” account control agreement to the extent required under Section 5.11(c).

Section 5.14          Patriot Act. Deliver all documentation and other information that the Administrative Agent or such Lender requests from time to time for purposes of complying with its ongoing obligations under, or otherwise for purposes of compliance with, applicable “know your customer” requirements under the Patriot Act, other applicable anti-money laundering laws, or under the Beneficial Ownership Regulation.

Section 5.15          Compliance Program. Maintain a compliance program which is designed to provide effective internal controls that promote adherence to and prevent and detect material violations of Laws, including the Medicaid Regulations, Medicare Regulations and HIPAA, and which includes reasonable monitoring on a regular basis to monitor compliance with the compliance program and with Laws.

Article VI

FINANCIAL COVENANTS

Each Loan Party covenants and agrees that, so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.1            Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2020, to be greater than: (a) 3.25:1.00, with respect to each of the Fiscal Quarters ending December 31, 2020, March 31, 2021 and June 30, 2021; and (b) 3:00:1.00, with respect the Fiscal Quarter ending September 30, 2021 and each Fiscal Quarter ending thereafter.

Section 6.2           Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2020, to be less than 1.25:1.00.

Article VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Lender has a Commitment hereunder, any Obligation remains unpaid or outstanding, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1            Indebtedness and Preferred Equity. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness created pursuant to the Loan Documents;

(b)          Indebtedness of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 7.1–1 hereto, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof;

(c)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations; provided, that, such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements, or extensions, renewals, and replacements of any such Indebtedness, that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof; provided, further, that, the aggregate principal amount of such Indebtedness, together with Indebtedness of the Borrower or any Subsidiary incurred at the time of the acquisition, construction or improvement of any fixed or capital assets (including Capital Lease Obligations) set forth on Schedule 7.1–1 hereto, does not exceed $50,000,000 at any time outstanding;

(d)          Indebtedness of the Borrower owing to any Subsidiary, and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that, any such Indebtedness that is owed by a Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(e)           Guarantees by the Borrower of Indebtedness of any Subsidiary, and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that, Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.4;

(f)           Hedging Obligations permitted by Section 7.10;

(g)          the DOJ Payment Obligation;

(h)          unsecured seller notes issued to the seller in connection with a Permitted Acquisition, purchase price adjustments, holdback amounts and earnout obligations in connection with a Permitted Acquisition, or other asset purchase permitted hereunder, in an aggregate amount not to exceed $15,000,000; provided, that, (i) at the time of issuance of any such seller notes, (A) no Default or Event of Default shall have occurred and be continuing, and (B) the Administrative Agent shall have received a Pro Forma Compliance Certificate demonstrating compliance with the financial covenants hereunder, after giving effect to such unsecured seller notes on a Pro Forma Basis, in form and substance reasonably acceptable to the Administrative Agent, (ii) any such seller notes are subordinated to the Obligations to an extent, and in a manner, acceptable to the Administrative Agent, and otherwise have terms and conditions (and any amendments, waivers or modifications of any such terms and conditions) reasonably acceptable to the Administrative Agent (such seller notes, “Seller Financed Subordinated Debt”), and (iii) the good faith estimate by the Borrower of the maximum aggregate amount of holdback amounts outstanding at any time shall not exceed the aggregate amount actually available to be borrowed under the Acquisition Revolving Commitments at such time;

(i)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(j)            Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case supporting obligations not constituting Indebtedness for borrowed money and incurred in the ordinary course or business, and reimbursement obligations in respect of any of the foregoing;

(k)           Indebtedness of Persons acquired in a Permitted Acquisition (the “Acquired Indebtedness”), provided, that: (i) such Acquired Indebtedness shall exist prior to the applicable Permitted Acquisition and shall not be incurred in anticipation of the applicable Permitted Acquisition; (ii) the aggregate principal amount of all such Acquired Indebtedness shall not exceed $2,500,000 at any one time outstanding; and (iii) neither the Borrower nor any Guarantor (other than the acquired Person) shall have any liability or other obligation with respect to such Acquired Indebtedness (unless otherwise permitted hereunder); and

(l)           other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Section 7.2           Negative Pledge. Create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)          Liens securing the Obligations pursuant to the Loan Documents;

(b)          Permitted Encumbrances;

(c)          any Liens on any property or assets of the Borrower or its Subsidiaries existing on the Effective Date set forth on Schedule 7.2; provided, that, such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)          Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations), provided, that: (i) such Lien secured Indebtedness permitted by Section 7.1(c); (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)          extensions, renewals, or replacements of any Lien referred to in clauses (a) through (d) of this Section 7.2; provided, that, the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)           Liens and/or offset rights securing the DOJ Payment Obligation;

(g)          Liens pursuant to the PMC Obligations; provided, that, such Liens do not (i) extend to any asset other than the assets from which such obligations arise, and (ii) the aggregate amount of such obligations do not exceed the cost of the aggregate assets subject to such Liens;

(h)          Liens on assets acquired in connection with a Permitted Acquisition and securing any Acquired Indebtedness incurred in connection therewith as permitted under Section 7.1(j); provided, that, such Liens do not at any time encumber any property other than the property financed by such Indebtedness; and

(i)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000 at any time; provided, that, no such Lien shall extend to or cover any Collateral.

Section 7.3           Fundamental Changes. Merge into, or consolidate into, any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all, or substantially all, of its assets (in each case, whether now owned or hereafter acquired) or any line of business or all, or substantially all, of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve (including, in each case, pursuant to a division of a limited liability company); provided, that, (a) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person pursuant to a Permitted Acquisition if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided, that, if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person or the surviving Person shall become a Guarantor concurrently with the consummation of such merger, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets or any line of business or stock of any of its Subsidiaries to any Loan Party, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided, that, in the case of this clause (iv), if the Subsidiary liquidating or dissolving is a Guarantor, all of its assets shall be distributed to the Borrower or a Guarantor (other than Holdings), and (v) any Subsidiary listed on Schedule 7.3 may liquidate or dissolve, and (b) notwithstanding anything to the contrary in this Agreement or any other Loan Document, common Capital Stock in the Ultimate Parent may be sold as necessary in order to consummate a Qualified IPO.

Section 7.4            Investments, Loans, Etc. Make any Investment, except:

(a)          Investments existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)          Cash Equivalents;

(c)          Guarantees by the Borrower or any Subsidiary constituting Indebtedness permitted by Section 7.1;

(d)          Investments made by Holdings in the Borrower, and the Borrower in or to any Subsidiary, and by any Subsidiary to the Borrower or in or to another Subsidiary; provided, that, the aggregate amount of Investments by Loan Parties in or to, and Guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Effective Date) shall not exceed $500,000 at any time outstanding;

(e)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, that, the aggregate amount of all such loans and advances does not exceed $250,000 in the aggregate at any time outstanding;

(f)           Hedging Transactions permitted by Section 7.10;

(g)          Permitted Acquisitions and any Investments assumed in connection with Permitted Acquisitions to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

(h)          Investments in joint ventures as required by VISN Arrangements in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(i)            Investments made solely from the Net Cash Proceeds from an issuance of Capital Stock; provided, that, such Net Cash Proceeds are (A) earmarked for such use, (B) are maintained in a segregated account until such time as they are used for any such Investment, and (C) are used for an Investment within ninety (90) days after receipt thereof (or such later date as the Administrative Agent may agree in its sole discretion); and

(j)           other Investments which in the aggregate do not exceed $2,500,000 at any time outstanding.

Section 7.5           Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, that, the Borrower or any Subsidiary may declare or make, directly or indirectly:

(a)          dividends payable by the Borrower solely in shares of any class of its common stock, so long as no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom;

(b)          Restricted Payments made by any Subsidiary to Persons that own Capital Stock in such Subsidiary, on a pro rata basis according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, so long as no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom;

(c)           Restricted Payments in respect of, or for the sole purpose of paying, (i) prior to the consummation of a Qualifying IPO, general corporate operating and overhead, legal, accounting and other reasonable professional fees and expenses of Holdings and the Ultimate Parent, (ii) after the consummation of a Qualifying IPO, reasonable fees and expenses related to any public offering (other than the Qualifying IPO) or private placement of equity securities of the Ultimate Parent, whether or not consummated, for which the Net Cash Proceeds are invested in a Loan Party or Subsidiary, (iii) franchise and similar taxes, and other fees and expenses, of each of Holdings and the Ultimate Parent in connection with the maintenance of its existence and its ownership of Holdings and the Borrower, as applicable, (iv) in respect of any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state, local or foreign tax purposes, Restricted Payments to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, state, local and/or foreign income taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group (without duplication, for the avoidance of doubt, of any amount of such taxes actually directly paid by the Borrower and/or any of its Subsidiaries to the relevant taxing authority, if any), (v) after the consummation of a Qualifying IPO, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, directors, officers and employees of the Ultimate Parent, in each case of this clause (c)(v), as necessary in order to permit the Ultimate Parent to make such payments and solely to the extent attributable to the ownership and/or operations of Holdings, the Borrower and its Subsidiaries, provided, that, the aggregate amount of all such payments made pursuant to this clause (c)(v) in any Fiscal Year shall not exceed $1,000,000, and (vi) prior to the consummation of a Qualifying IPO, fees, costs, expenses and indemnities of the Ultimate Parent payable in connection with the Ultimate Parent Indebtedness Documentation (including customary fees, expenses and indemnities and an annual administrative agency fee not to exceed $125,000 per year, but excluding the payment of cash interest or principal); provided, that, for the avoidance of doubt, no Restricted Payments may be declared or made pursuant to this Section 7.5(c), directly or indirectly, in respect of, or for the purpose of paying, any amounts of interest or principal owing under the Ultimate Parent Credit Agreement;

(d)          distributions by the Borrower to Holdings, and by Holdings to the Ultimate Parent, so that Ultimate Parent may make redemptions or repurchases of Capital Stock in the Ultimate Parent from (i) present or former directors, officers or employees, and (ii) other holders of Capital Stock in the Ultimate Parent; provided, that, (A) the aggregate amount of all such redemptions or repurchases made pursuant to this clause (d) in any Fiscal Year shall not exceed $2,000,000, and (B) after giving effect to any such redemption or repurchase on a Pro Forma Basis, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Sections 6.1 and 6.2 (as detailed in a Pro Forma Compliance certificate delivered to the Administrative Agent at least five (5) days (or such shorter period as may be agreed to by Administrative Agent) prior to any such redemption or repurchase);

(e)          after the occurrence of a Qualifying IPO, distributions by the Borrower to Holdings, and by Holdings to the Ultimate Parent, to pay general corporate administrative, operating and overhead, legal, accounting and other professional fees and expenses of Holdings and the Ultimate Parent (including fees and expenses related to, or incurred in connection with, preparations for and/or implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs) (other than any such fees and expenses of a type described in the foregoing clauses (c)(iii) through (c)(v)), solely to the extent attributable to expenses relating to being a public company (including fees and expenses related to, or incurred in connection with, preparations for and/or implementation of compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs) that are in proportion to the Ultimate Parent’s ownership of, or otherwise attributable to the operations of, the Borrower and its Subsidiaries; provided, that, the aggregate amount of all such distributions made pursuant to this clause (e) in any Fiscal Year shall not exceed $2,000,000;

(f)           after the occurrence of a Qualifying IPO, distributions by the Borrower to Holdings, and by Holdings to the Ultimate Parent, to pay dividends to the owners of common Capital Stock in the Ultimate Parent in an aggregate amount for any Fiscal Year equal to the sum of (i) six percent (6.0%) of the Ultimate Parent’s Market Capitalization measured as of the date of payment of such dividend, plus (ii) to the extent retained by the Loan Parties and earmarked for such purpose, six percent (6.0%) of the Net Cash Proceeds from the issuance of common Capital Stock in the Ultimate Parent pursuant to such Qualifying IPO; provided, that, immediately after giving effect to the making of any such dividend pursuant to this clause (f), (A) no Event of Default shall have occurred and be continuing, and (B) the Loan Parties shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Article VI; and

(g)          so long as no Default or Event of Default then exists or would result therefrom, payment of the Effective Date Special Dividend on, or within five (5) Business Days after, the Effective Date.

Section 7.6           Sale of Assets. Make any Asset Sale, other than: (a) the sale, after the First Amendment Effective Date and the consummation of the BP Gamma Acquisition, of the business segment, division and/or assets associated with medical equipment sales to skilled nursing facilities by Gamma Holdings, LLC, a Delaware limited liability company, and/or Nettie D., LLC, a Delaware limited liability company, provided, that, the aggregate net book value of all of the assets sold (whether pursuant to a sale of assets or a sale of Capital Stock), or otherwise disposed of, by the Loan Parties and their Subsidiaries pursuant to this Section 7.6(a) shall not exceed $2,000,000; and (b) Asset Sales for which (i) at least seventy-five percent (75.0%) of the consideration paid in connection therewith shall be cash or Cash Equivalents and shall be in an amount not less than the fair market value or the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables, other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.6, and (iii) the aggregate net book value of all of the assets sold, or otherwise disposed of, by the Loan Parties and their Subsidiaries in all such transactions in any Fiscal Year shall not exceed $2,500,000. Notwithstanding anything to the contrary in the foregoing of this Section 7.6 or elsewhere in this Agreement or any other Loan Document, the common Capital Stock in the Ultimate Parent may be sold as necessary in order to consummate a Qualified IPO.

Section 7.7           Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions or series of related transactions with, any of its Affiliates in excess of $500,000, except: (a) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees entered into in the ordinary course of business; (b) indemnification arrangements or agreements in the ordinary course of business and consistent with past practice of the Borrower or any of its Subsidiaries for the benefit of former, current or future directors or officers of the Borrower or any of its Subsidiaries; (c) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (d) transactions between or among the Loan Parties; (e) any Restricted Payment permitted by Section 7.5; (f) the Stockholders’ Agreement and the transactions contemplated thereby; (g) transactions permitted by the Exchange Agreement; (h) the payment of the Effective Date Special Dividend and the repayment of the Ultimate Parent Indebtedness with the proceeds thereof on, or within five (5) Business Days after, the Effective Date; and (i) (A) transactions in connection with the consummation of a Qualifying IPO (including, without limitation, payments made substantially concurrently with the consummation of a Qualified IPO in connection with the Management Sale Incentive Plan), and (B) for the avoidance of doubt, the repayment in full of the outstanding Ultimate Parent Indebtedness substantially concurrently with the consummation of such Qualifying IPO with the proceeds of common Capital Stock in the Ultimate Parent issued in connection with such Qualifying IPO.

Section 7.8           Restrictive Agreements. Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that, (i) the foregoing shall not apply to restrictions or conditions imposed by Law, by this Agreement, by any other Loan Document or by any Ultimate Parent Indebtedness Documentation as in effect on the Effective Date, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, that, such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capital Lease Obligations permitted by this Agreement, so long as such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provision in leases and other contracts restricting the assignment thereof.

Section 7.9           Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10         Hedging Transactions. Enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment: (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness; or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11         Amendment to Material Documents. Amend, modify or waive any of its rights in a manner materially adverse to the Lenders or any Loan Party under: (a) its Organization Documents; or (b) any Material Agreements (other than any documentation with respect to the DOJ Payment Obligation), except as in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, Holdings or any of its Subsidiaries. For purposes of clarity: (i) increasing the obligations under the PMC Agreement pursuant to the terms thereof, as in existence on the Effective Date (or as modified in accordance herewith), shall not be considered adverse to the Lenders; and (ii) any extension of the maturity date of the PMC Obligations in excess of nine (9) months shall require the approval of the Required Lenders.

Section 7.12         Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of Holdings or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings; provided, that, notwithstanding anything to the contrary in the foregoing, the Loan Parties may, upon prior written notice to the Administrative Agent, change their accounting and/or financial reporting practices as necessary to consummate and/or account for a Qualifying IPO.

Section 7.13            Government Regulation.

(a)                Be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties; or

(b)                fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. §–5318.

Section 7.14            Ownership of Subsidiaries. Except to the extent expressly permitted under Section 7.3 or Section 7.6, Holdings will not, and will not permit any of the Subsidiaries to: (a) permit any Person (other than Holdings or any wholly owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors if required by applicable Law; or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock.

Section 7.15            Use of Proceeds.

(a)                Use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

(b)                Request any Borrowing or Letter of Credit, or use or allow its respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit: (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (iii) in any manner that would result in the violation of any Sanctions applicable to any party.

Section 7.16            Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the date hereof or any businesses that is the same, substantially similar, or otherwise reasonably related or incidental thereto.

Section 7.17            Subordinated Debt. (a) Pay, prepay, redeem, repurchase, or otherwise acquire for value any Subordinated Debt, or (b) make any principal, interest or other payments on any Subordinated Debt, in each case with respect to the immediately foregoing clauses (a) and (b), unless (i) no Default or Event of Default or would result therefrom, and (ii) such payment, prepayment, redemption or repurchase is expressly permitted by the subordination provisions of the applicable Subordinated Debt Documentation; and (c) amend, modify, or change in any manner any term or condition of any documents governing Subordinated Debt, provided, that, any Subordinated Debt may be amended or modified to extend the amortization or maturity of the indebtedness evidenced thereby, to reduce the interest rate thereon, or to otherwise amend or modify the terms thereof, so long as the terms of any such amendment or modification are no more restrictive on the Loan Parties than the terms of such documents as in effect on the date hereof or prior to such amendment or modification.

Section 7.18            Restrictions on Holdings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, permit Holdings to: (a) own any material property, other than the Capital Stock in the Borrower; (b) have any material liabilities, other than (i) obligations under the Loan Documents and the Exchange Agreement and contracts and agreements (including with respect to indemnities) with its respective officers, directors, consultants and employees relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business, and (iii) corporate, administrative and operating expenses incurred in the ordinary course of business; or (c) engage in any business, other than (i) owning the Capital Stock in the Borrower and activities incidental or related thereto, and (ii) performing its obligations under the Loan Documents, the Exchange Agreement, and contracts and agreements (including with respect to indemnities) with its respective officers, directors, consultants and employees relating to their employment, services or directorships. Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement or any other Loan Document, Holdings may assume liabilities and/or engage in transactions as necessary to consummate a Qualifying IPO.

Article VIII

EVENTS OF DEFAULT

Section 8.1               Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)                any Loan Party shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)                any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)                any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)                any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, 5.3, 5.7, 5.8, 5.9, 5.10 or 5.11 or Articles VI or VII; or

(e)                any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for thirty (30) days after the earlier of: (i) any officer of any Loan Party becomes aware of such failure; or (ii) notice thereof shall have been given to any Loan Party by the Administrative Agent or any Lender; or

(f)                 any Loan Party or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, other than, in each case of the foregoing, any termination event not occurring as a result of an event of default in respect of Material Indebtedness of Hedging Obligations; or

(g)                any Loan Party or any Subsidiary shall: (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1; (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any such Subsidiary or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)                an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking: (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect; or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)                 any Loan Party or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)                 an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000; or

(k)                any judgment or order for the payment of money in excess of $5,000,000, individually or in the aggregate, shall be rendered against any Loan Party or any Subsidiary, and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)                 any non-monetary judgment or order shall be rendered against any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)              a Change in Control shall occur or exist; or

(n)                the loss, suspension or revocation of, or failure to renew, any registrations, licenses, permits, authorizations or clearances now held or hereafter acquired by any Loan Party or any Subsidiary, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(o)                funds in any account subject to a Sweep Agreement cease to be swept in the manner required by such Sweep Agreement and such cessation continues for five (5) Business Days; or

(p)                there occurs an Exclusion Event which has or would reasonably be expected to impact the business of the Loan Parties in any material respect; or

(q)                any covenant, agreement or event of default in the Ultimate Parent Indebtedness Documentation, as it relates solely to actions that are required to be taken (or not taken) by Intermediate Holdco and/or its Subsidiaries, is modified after the Effective Date in a manner materially adverse to the Lenders, except to the extent necessary to conform to changes made to the Loan Documents; or

(r)                 there occurs past due obligations under the PMC Obligations in an aggregate amount in excess of $5,000,000 at any time, and such past due obligations remain unpaid and have not been waived for twenty (20) days; or

(s)                 any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and, upon the written request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of, and any accrued interest on, the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; provided, that, (A) if an Event of Default specified in either clause (g) or (h) of this Section 8.1 shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (B) notwithstanding anything to the contrary in the foregoing, upon written notice by the Borrower to the Administrative Agent of its intent to exercise its cure rights pursuant to Section 8.3, neither the Administrative Agent nor any Lender shall exercise any remedy under the Loan Documents (including, without limitation, the institution of an Default Interest) or applicable Law on the basis of an Event of Default caused solely by the failure of the Loan Parties to comply with Section 6.1 or 6.2, until the expiration of the applicable Cure Period (the period from the giving of such written notice until the expiration of the applicable Cure Period, the “Standstill Period”), and then, only in the event that (I) the Event of Default is not precluded from being cured pursuant to Section 8.3, and (II) the Borrower or any Guarantor has not subsequently confirmed in writing that it does not intend to exercise its equity cure rights pursuant to Section 8.3; provided, further, that, it is agreed and understood that the Lenders shall not be required to make Loans, or to issue, amend or extend Letters of Credit, during such Standstill Period.

Section 8.2               Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (g) or (h) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)                second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)                third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)                fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)                fifth, to (i) the aggregate outstanding principal amount of the Term Loans, the Acquisition Revolving Loans, the Working Capital Revolving Loans, and the LC Exposure (allocated among the Lenders in respect of their Pro Rata Shares), (ii) payment of breakage, termination or other amounts owing in respect of any Hedging Obligations between the Loan Parties and any of their Subsidiaries and any Lender-Related Hedge Provider, to the extent that such Hedging Obligations are permitted hereunder (allocated among the Lender-Related Hedge Providers in respect of their Pro Rata Shares of such Hedging Obligations), (iii) payments of amounts due in respect of any Bank Product Obligations between the Loan Parties and any of their Subsidiaries and any Bank Product Provider, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Hedging Obligations and Bank Product Obligations;

(f)                 sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to one hundred five percent (105.0%) of the LC Exposure after giving effect to the foregoing fifth clause; and

(g)                to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing third through sixth clauses to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that, all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to the fifth and sixth clauses above shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

Notwithstanding anything to the contrary in the foregoing, Hedging Obligations and Bank Product Obligations may be excluded from the application described above without any liability to the Administrative Agent, if the Administrative Agent has not received written notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender-Related Hedge Provider or Bank Product Provider. Each Lender-Related Hedge Provider and Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Section 8.3               Certain Cure Rights.

Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, so long as no Event of Default (other than in respect of Section 6.1 or 6.2) shall then exist, the holders (direct or indirect) of the Capital Stock of Ultimate Parent may cure such violation(s) of Section 6.1 and/or 6.2 by making a cash equity investment (which in no event shall consist of Disqualified Capital Stock) in the Borrower in an amount not to exceed the EBITDA Shortfall (such investments, “Cure Proceeds”) not later than the date that is fifteen (15) Business Days after the date that the Loan Parties are required to deliver the financial information required by Section 5.1(a) or 5.1(b), as applicable, with respect to the fiscal period to which such financial covenant violation relates (such fifteen (15) Business Day period, the “Cure Period”). For purposes hereof, “EBITDA Shortfall” means, at any time, the amount, if any, of additional Consolidated EBITDA necessary to cause the Loan Parties to be in compliance with Section 6.1 and/or 6.2, as applicable, for the applicable period. Cure Proceeds shall be included in the calculation of Consolidated EBITDA solely for determining compliance with Section 6.1 or 6.2, as applicable, for the Fiscal Quarter to which the cure applies and for the three (3) subsequent Fiscal Quarters following such cure and shall be disregarded and shall not affect the calculation of Consolidated EBITDA for all other purposes, including the calculation of other covenants (including the size of baskets and the calculation of financial covenants on a Pro Forma Basis to determine whether a specified transaction is permitted hereunder) and the calculation of the Applicable Margin (it being understood that (x) there shall be no pro forma reduction of Consolidated Total Debt with the proceeds of any Cure Proceeds with respect to the period of four Fiscal Quarters ending in which such cure has been made (the “Applicable Cure Fiscal Period”), and (y) with respect to each period of four Fiscal Quarters, other than the Applicable Cure Fiscal Period, the reduction of Consolidated Total Debt resulting from the mandatory prepayment of the proceeds of the Cure Proceeds made to pursuant to Section 2.12(e) shall not be disregarded for the purposes of determining the financial covenants in Article VI). The cure rights described in this Section 8.3: (a) may only be exercised four (4) times during the term of this Agreement; and (b) may not be exercised with respect to consecutive Fiscal Quarters. The Borrower shall provide written notice to the Administrative Agent that the cure rights pursuant to this Section 8.3 will be exercised not later than the date that the Borrower is required to deliver the financial information required by Section 5.1(a) or 5.1(b), as applicable, with respect to the fiscal period to which such financial covenant violation relates.

Article IX

THE ADMINISTRATIVE AGENT

Section 9.1               Appointment of Administrative Agent.

(a)                Each Lender irrevocably appoints Truist Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article IX shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)                The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that, the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2               Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties. Neither the Administrative Agent nor any of its Affiliates shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not: (A) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender; or (B) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.3                Lack of Reliance on the Administrative Agent.

(a)                Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

(b)                Each of the Lenders hereby represents and warrants that: (i) (A) the Loan Documents set forth the terms of a commercial lending facility, and (B) such Lender is engaged in the making, acquiring or holding of commercial loans in the ordinary course, and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not, in any event, for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender hereby agrees not to assert a claim in contravention of the foregoing; and (ii) such Lender is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities as set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, or to provide such other facilities, as the case may be, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.4               Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6               The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document, in its capacity as a Lender, as any other Lender, and may exercise, or refrain from exercising, the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Acquisition Revolving Lenders”, “Required Working Capital Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, or any Subsidiary or Affiliate of the Borrower, as if it were not the Administrative Agent hereunder.

Section 9.7               Successor Administrative Agent.

(a)                The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower, provided, that, no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the Laws of the United States or any state thereof or a bank which maintains an office in the United States; provided, that, such successor Administrative Agent shall not be a Disqualified Lender.

(b)                Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifth (45th) day: (i) the retiring Administrative Agent’s resignation shall become effective; (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents; and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring or removed Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)                In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 9.8               Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9               Administrative Agent May File Proofs of Claim.

(a)                In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)                        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

(c)                Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10            Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11            Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)                to release any Lien on any property granted to, or held by, the Administrative Agent under any Loan Document: (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to one hundred five percent (105%) of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations); (ii) that is sold, or to be sold, as part of, or in connection with, any sale permitted hereunder or under any other Loan Document; or (iii) if approved, authorized or ratified in writing in accordance with Section 11.2;

(b)                to subordinate any Lien on any property granted to, or held by, the Administrative Agent under any Loan Document, to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(c)                to release any Loan Party from its obligations under the applicable Collateral Documents, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, documentation agent or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any other Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or Issuing Bank hereunder.

Section 9.13            Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that: (a) no Lender shall have any right individually to realize upon any of the Collateral or enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent; and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14            Hedging Obligations and Bank Product Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Section 9.15            Erroneous Payments.

(a)                If the Administrative Agent notifies a Lender, the Issuing Bank, any other holder(s) of the Obligations or any other Person(s) who has received funds on behalf of a Lender, the Issuing Bank, or any other holder(s) of the Obligations (any such Person, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after its receipt of any notice delivered pursuant to clause (b) below) that any funds received by such Payment Recipient from the Administrative Agent, or any of its Affiliates, were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, other holder(s) of the Obligations or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall, at all times, remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from, and including, the date on which such Erroneous Payment (or portion thereof) was received by such Payment Recipient to, and including, the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice delivered from the Administrative Agent to any Payment Recipient pursuant to this clause (a) shall be conclusive and binding, absent manifest error.

(b)                Without limiting anything in the immediately foregoing clause (a), each Lender, the Issuing Bank, each other holder(s) of the Obligations party hereto, and each other Person party hereto who has received funds on behalf of a Lender, the Issuing Bank, or any other holder(s) of the Obligations hereby further agrees that, if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (I) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (II) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (III) that such Lender, Issuing Bank, other holder(s) of the Obligations, or other such recipient(s) otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case of the foregoing:

(i)                    (A) in any such case of the immediately preceding clauses (b)(I) or (b)(II), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary), or (B) in any such case of the immediately preceding clause (b)(III), an error has been made, in each case of the foregoing clauses (b)(i)(A) and (b)(i)(B), with respect to such payment, prepayment or repayment; and

(ii)                  such Payment Recipient(s) shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in any event, within one (1) Business Day of its obtaining knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

(c)                Each Lender, the Issuing Bank and each other holder of the Obligations party hereto hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, the Issuing Bank or such other holder(s) of the Obligations under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, the Issuing Bank and/or such other holder(s) of the Obligations from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)                In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with foregoing clause (a), from any Lender, the Issuing Bank, any other holder(s) of the Obligations, or any other Payment Recipient(s) that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on the respective behalf of any of the foregoing) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, at any time: (i) such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, shall be deemed to have assigned (to the extent it has any such Loans) its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, is hereby (together with the Borrower) deemed to have executed and delivered an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to Debtdomain, Intralinks, Syndtrak, or a substantially similar electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and further, such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be, shall deliver any Notes evidencing any such Loans to the Administrative Agent; (ii) the Administrative Agent, as the assignee Lender, shall be deemed to acquire the Erroneous Payment Deficiency Assignment; (iii) upon such deemed acquisition, the Administrative Agent, as the assignee Lender, shall become a Lender, the Issuing Bank or such other type of holder of the Obligations, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, and further, the assigning Lender, the Issuing Bank, or such other holder(s) of the Obligations shall cease to be a Lender, the Issuing Bank, or such other holder of the Obligations, as the case may be, hereunder with respect to such Erroneous Payment Deficiency Assignment, but excluding, for the avoidance of doubt, such Person’s obligations under the indemnification provisions of this Agreement and its applicable Commitments, which shall survive as to such assigning Lender, Issuing Bank or other holder(s) of the Obligations; and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender, Issuing Bank, other holder(s) of the Obligations or other such Payment Recipient(s), as the case may be, shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender, the Issuing Bank, such other holder(s) of the Obligations or such other Payment Recipient(s), as the case may be (and/or against any recipient that receives funds on the respective behalf of any of the foregoing). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or the Issuing Bank, and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all of the rights and interests of the applicable Lender, the Issuing Bank, or any such other holder(s) of the Obligations under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)                The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge, or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent that such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)                 To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each party hereto, to the extent constituting a Payment Recipient, hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)                Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, any Lender, the Issuing Bank, or any other holder(s) of the Obligations, the termination of any or all of the Commitments, and/or the repayment, satisfaction or discharge of any or all of the Obligations (or any portion thereof) under any Loan Document.

(h)                For purposes of clarity, upon the return of any Erroneous Payment (or portion thereof) by a Payment Recipient to the Administrative Agent in accordance with this Section 9.15, the Administrative Agent shall apply such payment in accordance with the terms of this Agreement.

Article X

THE GUARANTY

Section 10.1            The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Affiliate of a Lender that enters into Bank Products or a Hedging Transaction with the Borrower or any Subsidiary, and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.2            Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)               at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)                the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)                any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3            Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4            Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5            Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6            Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7            Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8          Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under this Agreement and the other Loan Documents in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8 or otherwise under this Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Article XI

MISCELLANEOUS

Section 11.1            Notices.

(a)                Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	Rotech Healthcare Inc. 3600 Vineland Rd, Suite 114 Orlando, FL 32811 Attention: Chief Financial Officer or General Counsel
With a copy (for information purposes only) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019–6064 Attention: Thomas V. de la Bastide III Facsimile: (212) 492–0031 Email: tdelabastide@paulweiss.com
To the Administrative Agent:	Truist Bank Agency Services 303 Peachtree Street, N.E., 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Manager Facsimile: (404) 221–2001 Email: Agency.Services@Truist.com
With copies (for information purposes only) to:	Truist Bank 3333 Peachtree Road, NE, 5th Floor Atlanta, GA 30326 Attention: Jon Hart Email: Jon.Hart@Truist.com
and
Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Attention: Charlie Harris Email: charlesharris@mvalaw.com
To the Issuing Bank:	Truist Bank 245 Peachtree Center Avenue, 17th Floor Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Facsimile: (404) 588–8129

To the Swingline Lender:	Truist Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Agency Services Manager Facsimile: (404) 495–2170
To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first (1st) Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third (3rd) Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided, that, notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b)                Electronic Communications.

(i)                        Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

(ii)                        Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii)                        The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on the Platform.

(iv)                        The Platform used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by, or on behalf of, any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 11.1, including through the Platform.

Section 11.2            Waiver; Amendments.

(a)                No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, subject to Section 2.16(c):

(i)                        no amendment or waiver shall:

(A)              extend or increase the Commitment of any Lender without the written consent of such Lender;

(B)              reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(C)              postpone the date fixed for any payment (excluding mandatory prepayments) of any principal of, or interest on, any Loan or LC Disbursement or interest thereon, or any fees hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(D)              change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, or change the provisions of Section 8.2, without the written consent of each Lender;

(E)               change any of the provisions of this Section 11.2, or the definition of “Required Acquisition Revolving Lenders”, “Required Lenders” or “Required Working Capital Revolving Lenders”, or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder, or make any determination or grant any consent hereunder, without the consent of each Lender;

(F)               release the Borrower, without the consent of each Lender, or, release or subordinate all, or substantially all, of the Guarantors, or limit the liability of all, or substantially all, of the Guarantors under any Guaranty, in each case, without the written consent of each Lender; or

(G)              release or subordinate all, or substantially all, of the Collateral (if any) securing any of the Obligations, without the written consent of each Lender;

(ii)                        prior to the Acquisition Revolving Commitment Termination Date, unless also signed by the Required Acquisition Revolving Lenders, and prior to the Working Capital Revolving Commitment Termination Date, unless also signed by the Required Working Capital Revolving Lenders, in each case, no such amendment or waiver shall: (A) waive any Default or Event of Default for purposes of Section 3.2; (B) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Revolving Lenders; or (C) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(b)(ii); or

(iii)                        unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of the Term Loan A and all Incremental Term Loans (on a combined basis), no such amendment or waiver shall: (A) amend, change, waive, discharge or terminate Section 2.12(f) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.12(a), (b), (c), (d) or (e) hereof in a manner adverse to the holders of the Terms Loans; or (B) amend, change, waive, discharge or terminate this Section 11.2(a)(iii);

provided, further, that, no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein: (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and (v) if, following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything in this Section 11.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions; provided, that, this clause (i) shall not apply with respect to any amendment, modification, waiver or consent that (x) affects such Affiliated Lender in a disproportionate and adverse manner as to the other Lenders of the same Class, and/or (y) deprives such Affiliated Lender of its pro rata share of any payment to which all Lenders of the same Class are entitled.

Section 11.3            Expenses; Indemnification.

(a)                The Loan Parties, on a joint and several basis, shall pay: (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of one (1) primary counsel for the Administrative Agent, the Arrangers and their Affiliates, taken as a whole, one (1) special and one (1) local counsel to the Administrative Agent, the Arrangers and their Affiliates, taken as a whole, in each applicable jurisdiction retained by the Administrative Agent, and, in the case of an actual or potential conflict of interest, one (1) additional primary, special and/or local counsel for each party subject to such conflict, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their Affiliates; (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of one (1) primary counsel for the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders, taken as a whole, one (1) special and one (1) local counsel to the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders, taken as a whole, in each applicable jurisdiction retained by the Administrative Agent, and, in the case of an actual or potential conflict of interest, one (1) additional primary, special and/or local counsel for each party subject to such conflict) incurred by the Administrative Agent, the Arrangers, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                The Loan Parties, on a joint and several basis, shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable fees, charges and disbursements of one (1) primary counsel for the Indemnitees, taken as a whole, one (1) special and one (1) local counsel to the Indemnitees, taken as a whole, in each applicable jurisdiction retained by the Indemnitee, and, in the case of an actual or potential conflict of interest, one (1) additional primary, special and/or local counsel for each party subject to such conflict), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted (x) from the gross negligence or willful misconduct of such Indemnitee (including any Related Party of such Indemnitee), or (y) solely from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)                To the extent permitted by applicable Law, no Loan Party or Subsidiary shall assert, and each Loan Party and Subsidiary hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(e)                All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4            Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except: (i) to an assignee in accordance with the provisions of Section 11.4(b); (ii) by way of participation in accordance with the provisions of Section 11.4(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.4(d), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)                        Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in clause (b)(i)(A) of this Section 11.4, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans or Revolving Loans, and in minimum increments of $1,000,000 in excess thereof, unless each of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)                        Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.4 and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required, unless: (x) an Event of Default has occurred and is continuing at the time of such assignment; or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for: (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund; and (y) assignments by Defaulting Lenders; and

(C)              the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one (1) or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Working Capital Revolving Commitments.

(iv)                        Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent: (A) a duly executed Assignment and Acceptance; (B) a processing and recordation fee of $3,500 (payable by the assigning Lender); (C) an Administrative Questionnaire unless the assignee is already a Lender; and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v)                        No Assignment to Certain Persons. No such assignment shall be made to: (A) any Disqualified Lender; (B) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, except in accordance with Section 11.4(g); or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C). For the avoidance of doubt, any Disqualified Lender is subject to Section 11.4(h).

(vi)                        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.4. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent seven (7) Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)                The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina or Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries (including any Affiliated Lender), a Defaulting Lender or a Disqualified Lender) (each, a “Participant”) in all, or a portion, of such Lender’s rights and/or obligations under this Agreement (including all, or a portion of, its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank, and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)                Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) change any of the provisions of this Section 11.4, the definition of “Required Acquisition Revolving Lenders” “Required Lenders” or “Required Working Capital Revolving Lenders”, or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder, or make any determination or grant any consent hereunder, in each case, without the consent of each Lender; (vi) release any Guarantor, or limit the liability of any such Guarantor, under any Guaranty without the written consent of each Lender, except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all, or substantially all, collateral (if any) securing any of the Obligations. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.4; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 2.24 and 2.25 as if it were an assignee under clause (b) of this Section 11.4, and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provision of Section 2.25 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided, that, such Participant agrees to be subject to Section 2.21 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in accordance with Section 11.4(b) to any Person that, after giving effect to such assignment, would be an Affiliated Lender; provided, that:

(i)                        the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii)                        Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender;

(iii)                        no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 11.4(g);

(iv)                       no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 11.04(g), if, after giving effect to such assignment, Affiliated Lenders, together in the aggregate, would own in excess of twenty-five percent (25.0%) of the aggregate principal amount of the Term Loans then outstanding (calculated as of the date of such purchase after giving effect to any simultaneous cancellation thereof); and

(v)                        any Affiliated Lender may (but shall not be required to) contribute Term Loans acquired by such Affiliated Lender to the Borrower or any of its Subsidiaries for purposes of canceling such debt (including, through contribution to the Borrower (through Holdings) in exchange for Capital Stock of Holdings).

(h)                Disqualified Lenders.

(i)                        No assignment shall be made to any Person that was a Disqualified Lenders as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.4, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this Section 11.4(h)(i) shall not be void, but the other provisions of this Section 11.4(h) shall apply.

(ii)                        If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of Section 11.4(h)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lender, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.4), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee that meets the requirements of Section 11.4(b) that shall assume such obligations at the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.4(b), (ii) such assignment does not conflict with applicable Laws, and (iii) in the case of Section 11.4(h)(ii)(B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii)                        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)                        The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Section 11.5            Governing Law; Jurisdiction; Consent to Service of Process.

(a)                This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to, this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with, and be governed by, the Law of the State of New York.

(b)                Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in clause (b) of this Section 11.5 and brought in any court referred to in clause (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6            WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7            Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank. Notwithstanding the provisions of this Section 11.7, if at any time any Lender, the Issuing Bank or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

Section 11.8            Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9            Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10        Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11        Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed: (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors; (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners); (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower; (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (vii) any rating agency; (viii) the CUSIP Service Bureau or any similar organization; or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13        Patriot Act; Beneficial Ownership Regulation. The Administrative Agent and each Lender hereby notifies the Loan Parties that: (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act; and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.

Section 11.14        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by the Administrative Agent, the Arrangers and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person, and (B) none of the Administrative Agent, any Arranger and any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent, the Arrangers and the Lenders has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent, each Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.15        Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.16        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.17        Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)                        the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)                        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement; (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)                        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless the foregoing clause (a)(i) is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in the foregoing clause (a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related hereto or thereto).

Section 11.18        No Violation of Anti-Assignment Rules. The Loan Parties, Administrative Agent, and the Lenders intend to comply with federal law, and the so-called anti-assignment provisions of the Medicare and Medicaid regulations contained in 42 U.S.C. Section 1395(g), the accompanying regulation codified at 42 C.F.R. Section 424.73, and 42 U.S.C. Section 1396(a)(32) and the accompanying regulation codified at 42 C.F.R. Section 447.10, and all operations manuals or other rules governing the payments form such reimbursement programs to the extent the same have the force and effect of laws or regulations, as the same may be modified or interpreted from time to time by applicable judicial decisions, including those in bankruptcy proceedings (collectively, the “Anti-Assignment Laws”). Notwithstanding any of the provisions of any Loan Document, although it is the parties’ intent that the assignment to Administrative Agent and rights of any Administrative Agent in deposit accounts shall be enforceable to the fullest extent permitted by, or not in conflict with, the Anti-Assignment Laws, nothing herein or in any other Loan Document shall give Administrative Agent a right, and the Loan Parties shall not give any other person or entity any right: (a) in or to any deposit account, bank account, lockbox account (or the funds on deposit therein) or other account into which funds from Medicare, Medicaid or other governmental payor sources are directly deposited, to the extent such right would violate the Anti-Assignment Laws; or (b) to collect payments with respect to Medicare, Medicaid or other governmental payor source, other than in compliance with the Anti-Assignment Laws.

Section 11.19        Affiliated Lender Provisions.

Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to: (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited; (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders); or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents; provided, that, this clause (iii) shall not prohibit the making or bringing of any claim arising out of the gross negligence, bad faith or willful misconduct of the Administrative Agent.

Each Affiliated Lender hereby agrees that if any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code (“Bankruptcy Proceedings”): (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition (including under Section 363 of the Bankruptcy Code), compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders holding Term Loans; and (ii) with respect to any matter requiring the vote of Lenders holding Term Loans during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders holding Term Loans who are not Investor Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders holding Term Loans. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact with full authority in the place and stead of such Affiliated Lender and in the name of such Investor Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.19.

In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Loans or Incremental Loans held by Affiliated Lenders.

Section 11.20        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States.

In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United State. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.21        Amendment and Restatement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically ,without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the guaranties made pursuant to the Existing Credit Agreement to the holders of the Obligations (as defined in the Existing Credit Agreement) shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; (d) the Collateral Documents and the Liens created thereunder in favor of Truist Bank (as successor by merger to SunTrust Bank), as administrative agent for the benefit of the holders of the Obligations (as defined in the Existing Credit Agreement), shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed; and (e) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.

Section 11.22       Waiver of Breakage Costs. Inasmuch as loans are outstanding under the Existing Credit Agreement immediately prior to the Effective Date, the Borrower must make prepayments and adjustments on such loans as are necessary to give effect to the Commitments and Pro Rata Share of Loans of the Lenders set forth on Schedule I attached hereto. The Borrower, in consultation with the Administrative Agent, has endeavored to manage the allocation of Commitments and Loans and the selection of Interest Periods with respect to outstanding Eurodollar Loans in such a manner as to minimize break-funding costs. Nonetheless, such prepayments of such Loans under this Agreement likely will cause breakage costs. Notwithstanding anything to the contrary in the provisions of Section 2.19, each of the Lenders party hereto that was party to the Existing Credit Agreement hereby waives its right to receive compensation or reimbursement for such breakage costs: (a) in connection with the reallocation of Commitments and Pro Rata Share of Loans on the Effective Date; and (b) in connection with any resetting of the Interest Period for Loans outstanding as of the Effective Date.

Section 11.23        Reallocation. The Administrative Agent, the Borrower and the Lenders hereby acknowledge and agree that the Commitment amount(s) of each Lender as set forth on Schedule I hereto is/are the Commitment amounts of such Lender as of the Effective Date, with the reallocation of Loans outstanding under the Commitments of the Lenders as they existed immediately prior to the Effective Date having been made per instructions from the Administrative Agent, and neither any Assignment and Acceptance nor any other action of any Person is required to give effect to such Commitments as set forth on Schedule I hereto.

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